SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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IDEXX Laboratories, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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One IDEXX Drive
Westbrook, Maine 04092
March 27, 2008
Dear Stockholder:
We invite you to attend our annual meeting of stockholders on Wednesday, May 7, 2008, beginning at 10:00 a.m., local time, at the Portland Marriott Hotel in South Portland, Maine. At the annual meeting, we will conduct the business described in the attached notice and proxy statement. In addition, we will report on our business and introduce you to our directors and executive officers.
Pursuant to new rules promulgated by the Securities and Exchange Commission, we have elected to provide access to our proxy materials over the Internet. Accordingly, we will mail, on or about March 28, 2008, a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) to our stockholders of record and beneficial owners at the close of business on March 10, 2008. All stockholders and beneficial owners will have the ability to access all of the proxy materials on a website referred to in the Notice of Internet Availability or request to receive a printed set of proxy materials. These proxy materials will be available free of charge.
Whether you own few or many shares of stock, it is important that your shares be represented and voted at the annual meeting. Stockholders can vote their shares by telephone or via the Internet. Instructions for using these convenient services are provided in the proxy statement. You also can vote your shares by requesting a paper proxy card to complete, sign and return by mail. If you decide to attend the annual meeting, you will be able to vote in person, even if you previously have voted by another means.
If you are unable to attend the annual meeting, you can listen to a live Webcast of the meeting on the Internet. You can access the Webcast from the home page of our Web site, idexx.com. However, since you cannot vote your shares via the Webcast, it is important that you timely vote your shares in advance, using one of the procedures mentioned above and as more fully described in the proxy statement.
We look forward to your participation in the annual meeting.
Sincerely,
Jonathan W. Ayers
President, Chief Executive Officer and
Chairman of the Board of Directors

NOTICE OF 2008 ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT FOR 2008 ANNUAL MEETING OF STOCKHOLDERS
GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
CORPORATE GOVERNANCE
Director Compensation
OWNERSHIP OF COMMON STOCK BY DIRECTORS AND OFFICERS
OWNERSHIP OF MORE THAN FIVE PERCENT OF OUR COMMON STOCK
ELECTION OF DIRECTORS (PROPOSAL ONE)
ADOPTION OF 2008 INCENTIVE COMPENSATION PLAN (PROPOSAL TWO)
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (PROPOSAL THREE)
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
EXECUTIVE COMPENSATION AND RELATED INFORMATION
Summary Compensation Table
Grants of Plan-Based Awards
Outstanding Equity Awards at Fiscal Year End
Option Exercises and Stock Vested
Nonqualified Deferred Compensation
Potential Termination Payments
Potential Change in Control Payments
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
REQUIREMENTS, INCLUDING DEADLINES, FOR SUBMISSION OF PROXY PROPOSALS, NOMINATION OF DIRECTORS AND OTHER BUSINESS OF STOCKHOLDERS
OTHER MATTERS
IDEXX LABORATORIES, INC. 2008 INCENTIVE COMPENSATION PLAN

One IDEXX Drive
Westbrook, Maine 04092
NOTICE OF 2008 ANNUAL MEETING OF STOCKHOLDERS
          NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of IDEXX Laboratories, Inc., will be held on Wednesday, May 7, 2008, at 10:00 a.m., local time, at the Portland Marriott Hotel, 200 Sable Oaks Drive, South Portland, Maine, for the following purposes:
1.	Election of Directors. To elect three Class II directors for three-year terms (Proposal One);

2.	Adoption of IDEXX Laboratories, Inc. 2008 Incentive Compensation Plan. To approve and adopt the IDEXX Laboratories, Inc. 2008 Incentive Compensation Plan (Proposal Two);

3.	Ratification of Appointment of Independent Registered Public Accounting Firm. To ratify the selection by the audit committee of the board of directors of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year (Proposal Three); and

4.	Other Business. To conduct such other business as may properly come before the annual meeting.
          Pursuant to the company’s amended and restated bylaws, the board of directors has fixed the close of business on March 10, 2008 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting.
          If you would like to attend the annual meeting, you must also bring a form of personal identification. If your shares are held by a broker, bank or other nominee, you also must bring to the annual meeting a letter from the nominee confirming your beneficial ownership of such shares.
By order of the board of directors,

Conan R. Deady, Secretary
Westbrook, Maine
March 27, 2008

It is important that your shares be represented and voted at the annual meeting. You can submit a proxy by telephone or Internet. Alternatively, you may request a paper proxy card, which you may complete, sign and return by mail.

PROXY STATEMENT FOR 2008 ANNUAL MEETING OF STOCKHOLDERS
May 7, 2008
     This proxy statement and the accompanying materials are being provided to you in connection with the solicitation by the board of directors of IDEXX Laboratories, Inc. of proxies to be voted at our 2008 annual meeting of stockholders and at any adjournment or postponement thereof. References in this proxy statement to “we”, “us”, the “company” or “IDEXX” refer to IDEXX Laboratories, Inc. and its consolidated subsidiaries.
     We are a Delaware corporation and were incorporated in 1983. Our principal executive offices are located at One IDEXX Drive, Westbrook, Maine 04092. References to our Web site in this notice and proxy statement are inactive textual references only and the contents of our Web site should not be deemed incorporated by reference into this notice or proxy statement for any purpose.
     In accordance with rules and regulations recently adopted by the Securities and Exchange Commission, or SEC, instead of mailing a printed copy of our proxy materials to each stockholder of record, we are now furnishing proxy materials to our stockholders via the Internet. If you received a Notice of Internet Availability by mail, you will not receive a printed copy of the proxy materials unless you specifically request a printed copy. Instead, the Notice of Internet Availability will instruct you as to how you may access and review all of the important information contained in the proxy materials. The Notice of Internet Availability also instructs you as to how you may submit your proxy on the Internet. If you would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability.
     The Notice of Internet Availability is first being sent to stockholders on or about March 28, 2008. Also on March 28, 2008, the proxy statement and the form of proxy relating to the 2008 annual meeting, as well as our annual report for the year ended December 31, 2007, or 2007 annual report, are first being made available to stockholders.
     On October 25, 2007, the company’s board declared a 2-for-1 stock split effected in the form of a 100% stock dividend. The additional shares were distributed on November 26, 2007, to stockholders of record on November 5, 2007. All share amounts and share prices in this proxy statement, and in the accompanying annual report, have been adjusted to give effect to this stock split unless otherwise indicated.
GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
How Proxies Work
     IDEXX’s board of directors is asking for your proxy. Giving us your proxy means that you authorize us to vote your shares at the annual meeting in the manner that you direct, or if you do not direct us, in the manner as recommended by the board of directors in this proxy statement. You can vote for the director nominees or withhold your vote for one or all nominees. You also can vote for or against the other proposals or abstain from voting. If you request a proxy card, and return your signed proxy card, but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the board of directors.
Who Can Vote
     Holders of IDEXX common stock at the close of business on March 10, 2008 are entitled to receive notice of and to vote their shares at the annual meeting. As of March 10, 2008, there were 60,502,179 shares of common stock outstanding. Each share of common stock is entitled to one vote on each matter properly brought before the annual meeting.

     Most IDEXX stockholders hold their shares through a stockbroker, bank, trustee, or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially:
•	Stockholder of Record: If your shares are registered directly in your name with IDEXX’s transfer agent, American Stock Transfer & Trust Company, you are considered the stockholder of record of those shares and these proxy materials are being made available directly to you by IDEXX. As the stockholder of record, you have the right to grant your voting proxy directly to IDEXX or to vote in person at the meeting.

•	Beneficial Owner: If your shares are held in a stock brokerage account, by a bank, broker, trustee, or other nominee, you are considered the beneficial owner of shares held in street name and these proxy materials are being made available to you through your bank, broker, trustee, or nominee, who is considered the stockholder of record of those shares. As the beneficial owner, you have the right to direct your bank, broker, trustee, or nominee on how to vote and are also invited to attend the meeting. Your bank, broker, trustee, or nominee is obligated to provide you with voting instructions for use in instructing the bank, broker, trustee or nominee how to vote these shares. However, since you are not the stockholder of record, you may not vote these shares in person at the meeting unless you have a proxy from the bank, broker, trustee or nominee that holds the shares giving you the right as beneficial owner to vote your shares at the meeting.
How to Vote
     You can vote in person at the annual meeting or by proxy. We recommend that you submit a proxy even if you plan to attend the annual meeting. You can revoke your proxy and change your vote at the annual meeting in one of the ways described below. All shares represented by proxies that have been properly voted and not revoked will be voted at the annual meeting.
     We are offering stockholders four methods of voting:
•	You may vote by the Internet.

•	You may vote by telephone.

•	You may request a paper proxy card from us, and indicate your vote by completing, signing and dating the card where indicated and by mailing or otherwise returning the card in the accompanying prepaid envelope.

•	You may vote in person at the annual meeting. If you attend the annual meeting, you will be able to vote your shares, even if you already voted by Internet, telephone or mail. If you are the beneficial owner of shares held in street name, you must obtain a proxy, executed in your favor, from the bank, broker, trustee or other nominee to be able to vote at the annual meeting.
Revoking a Proxy
     You can revoke your proxy, whether it was given by Internet, telephone or mail, before it is voted by:
•	Providing written notice to the corporate secretary of IDEXX before or at the annual meeting prior to the voting on any proposal;

•	Submitting a new proxy with a later date, including a proxy given via the Internet or by telephone; or

•	Voting by ballot at the annual meeting.
     The last vote you submit chronologically (by any means) will supersede your prior vote(s). Your attendance at the annual meeting will not, by itself, revoke your proxy.

Quorum
     In order to transact business at the annual meeting, we must have a quorum. This means that at least a majority of the outstanding shares eligible to vote must be represented at the annual meeting, either by proxy or in person. Abstentions and broker nonvotes are counted as present and entitled to vote for purposes of determining a quorum. Broker nonvotes occur when a broker returns a proxy, but indicates that it does not have authority to vote on a particular proposal. Treasury shares, which are shares owned by IDEXX itself, are not voted and do not count towards establishing a quorum.
Votes Needed
     The director nominees who receive the most votes at the meeting will be elected to fill the seats on the board. Approval of the other proposals requires the favorable vote of a majority of the votes cast. Only votes for or against a proposal count as votes cast. Abstentions and broker nonvotes are not counted as votes cast and, therefore, will have no effect on the outcome of the matters to be voted on at the annual meeting.
Conduct of the Annual Meeting
     Rules for the conduct of the annual meeting will be available at the annual meeting. Under our amended and restated bylaws, the chairman may adopt rules and procedures that he believes are appropriate to ensure that the annual meeting is conducted properly.
Webcast of Annual Meeting
     Our annual meeting will be Webcast live on the Internet at 10:00 a.m. ET on May 7, 2008. The Webcast will include consideration of the proposals and our chief executive officer’s presentation regarding our business, and will provide audio and the accompanying graphic presentation, but will not include the question-and-answer session that follows the presentation. People accessing the Webcast will not be able to ask questions or otherwise participate during the meeting. You can access the Webcast from the home page of our Web site, idexx.com. Since you cannot vote your shares via the Webcast, it is important that you vote your shares in advance of the annual meeting, using one of the procedures described above.
Voting on Other Matters
     If other matters are properly presented at the annual meeting for consideration, the persons named in the proxy will have the discretion to vote on those matters for you. At the date of this proxy statement, we did not know of any other matters to be raised at the annual meeting and, pursuant to our amended and restated bylaws, the date by which other matters must have been submitted by our stockholders has passed.
Solicitation of Proxies
     IDEXX will pay the expenses of the board of directors’ solicitation of proxies. Proxies can be solicited on our behalf by directors, officers or employees, without additional remuneration, in person or by telephone, by mail, electronic transmission and facsimile transmission. We have hired MacKenzie Partners, Inc., to distribute and solicit proxies. We will pay MacKenzie Partners, Inc. a fee of approximately $6,000, plus reasonable out-of-pocket expenses, for its services.
     Brokers, banks, trustees and other nominees will be requested to make available proxy-soliciting material to the owners of common stock held in their names and, as required by law, IDEXX will reimburse them for their reasonable out-of-pocket expenses for this service.
Householding of Annual Meeting Materials
     Some beneficial holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our Notice of Internet Availability may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of the Notice of Internet Availability, proxy statement or annual report if you call or write us at the following address or telephone number: Investor Relations, IDEXX Laboratories, Inc., One IDEXX Drive, Westbrook, Maine, 04092, Telephone: 207-556-8155. If you want to receive separate copies of the Notice of Internet Availability, proxy statement and annual report, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and telephone number.
CORPORATE GOVERNANCE
Board of Directors
     Our board of directors, which we refer to as the board of directors or the board, consists of eight members. The board meets throughout the year on a set schedule, and also holds special meetings and acts by written consent from time to time as appropriate. The board has delegated various responsibilities and authority to different board committees as described below under the heading “Committees of the Board.”
     The board of directors is responsible for monitoring the overall performance of IDEXX. Among other things, the board of directors, directly and through its committees, establishes corporate policies, oversees compliance and ethics, reviews the performance of the chief executive officer, reviews and approves the annual budget, reviews and approves certain transactions, and reviews the company’s long-term strategic plans. You can access a description of the board’s involvement in IDEXX’s strategic planning process on the Internet at http://idexx.com/aboutidexx/governance/directors/strategic.jsp, or by contacting our corporate secretary at the company’s headquarters address.
     In accordance with general corporate legal principles applicable to corporations organized under the laws of Delaware, the board of directors does not control the day-to-day management of IDEXX. Members of the board of directors keep informed about IDEXX’s business by participating in board and committee meetings, by reviewing analyses and reports regularly sent to them by management, and through discussions with the chief executive officer and other officers.
     Directors are responsible for attending board meetings and meetings of committees on which they serve, and for devoting the time needed and meeting as frequently as necessary to discharge their responsibilities properly. The board of directors held six meetings and board committees held 20 meetings in 2007. Each of our directors attended 75 percent or more of the meetings of the board and board committees on which he or she served in 2007. It is our policy to schedule board and committee meetings to coincide with the annual meeting of stockholders, and directors are expected to attend the annual meeting. Last year, all of the individuals then serving as directors attended our annual meeting.
Director Independence
     Under our corporate governance guidelines, a substantial majority of our directors must be “independent” as defined by the rules of the NASDAQ Global Market. Under the charters of each of the committees of our board, each of the members of those committees is required to be independent as defined by those rules. In addition, under the audit committee charter, each member of the audit committee is required to satisfy the independence criteria set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended, or the 1934 Act. Our nominating and governance committee annually determines the independence of each director. In February 2008, the nominating and governance committee determined that each director other than Mr. Ayers was independent under the rules of the NASDAQ Global Market and that each member of the audit committee satisfied the independence criteria of Rule 10A-3(b)(1) under the 1934 Act.
Related Party Transactions
     Our board has adopted a written related person transaction policy under which the audit committee is required to review and approve any transaction that the company proposes to enter into that would be required to be disclosed under Item 404(a) of Regulation S-K. The audit committee may approve any such transaction only if it determines that, under all of the circumstances, the transaction is not inconsistent with the best interests of the company.
     Item 404(a) of Regulation S-K requires the company to disclose in its proxy statement any transaction involving more than $120,000 in which the company is a participant and in which any related person has or will have a direct or indirect material interest. A related person is any executive officer, director, nominee for director, or holder of 5% or more of the company’s common stock, or an immediate family member of any of those persons.
     Since January 1, 2007, the company has not been a participant in any transaction with a related person.

Committees of the Board
     The board of directors has established audit, compensation, nominating and governance, and finance committees, each of which is described briefly below. Each of these committees acts pursuant to a written charter that is approved by the board and reviewed annually by the applicable committee and the nominating and governance committee. Current copies of each of these committee’s charter can be accessed on the Internet at idexx.com/aboutidexx/governance/charters/, or by contacting the corporate secretary at the company’s headquarters address. In October 2007, the board also designated a stock split committee for purposes of determining the terms of a stock split.
Audit Committee
     The audit committee is a separately designated standing audit committee established in accordance with Section 3(a)(58)(A) of the 1934 Act, and is responsible for overseeing the accounting, internal control, financial reporting and audit processes of the company, including the selection and retention of IDEXX’s independent auditors. The audit committee oversees the company’s risk management policies and also reviews on an ongoing basis all related party transactions (defined as transactions required to be disclosed pursuant to Item 404(a) of Regulation S-K), and all such transaction must be approved by the audit committee. The audit committee meets from time to time with IDEXX’s financial personnel, other members of management, internal audit staff and independent auditors regarding these matters. The audit committee met nine times in 2007. The committee has adopted procedures for the receipt, retention and treatment of complaints received by the company regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of any concerns regarding questionable accounting or auditing matters. The audit committee may retain independent counsel, accountants, or others to assist it in the conduct of any investigation, and the company will provide appropriate funding for payment of such services, as determined by the audit committee. The current audit committee members are Mr. McKeon (chairman) and Drs. De Souza and Johnson, each of whom has been determined by our board of directors to satisfy the heightened criteria for independence and other requirements applicable to members of audit committees under the rules of the NASDAQ Global Market and the independence rules contemplated by Rule 10A-3 under the 1934 Act. The nominating and governance committee of the board has determined that each of the members of the committee are “audit committee financial experts” as defined by the SEC and each has the financial or accounting experience or background required by the rules of NASDAQ. The responsibilities and activities of the audit committee are described in greater detail under the heading “Report of the Audit Committee of the Board of Directors” on page 33.
Compensation Committee
     Committee Responsibilities. The compensation committee oversees the management compensation philosophy and practices of IDEXX, evaluates the performance of the chief executive officer, determines the compensation of the chief executive officer and approves the compensation of the other executive officers, reviews succession plans for executive officers and management’s overall leadership development plan, oversees the company’s equity compensation and benefit plans, reviews compliance by executive officers with the company’s stock ownership and retention guidelines, and reviews the Compensation Discussion and Analysis required to be included in the annual proxy statement. The compensation committee charter does not provide for any delegation of these compensation committee duties except to a sub-committee or individual members of the committee as it may determine. The committee has delegated to the chairman of the compensation committee the authority to grant equity awards to new officers of the company between scheduled meetings of the committee following consultation with the chief executive officer.
     The compensation committee annual reviews director compensation and makes a recommendation to the board. The chief executive officer generally will make recommendations to the committee regarding director compensation, however, all decisions regarding director compensation are made solely by the committee and the board. The general counsel and vice president of human resources assist the committee in its review of director compensation by providing information and preparing meeting materials. No other executive officers of the company are involved in the board’s review and determination of director compensation.
     Committee Procedures. Compensation committee meetings are scheduled and agendas determined through consultation among the chief executive officer, the general counsel, the vice president of human resources, and the committee chair. In February of each year, the committee meets to award the chief executive officer’s bonus, and to review and approve the chief executive officer’s recommended bonuses for other executive officers, for the year just concluded. At this meeting, the committee also determines the annual equity award and current year base salary for the chief executive officer and reviews and approves the chief executive officer’s recommendations for equity awards and current year base salaries for the other executive officers, making such changes to the chief executive officer’s recommendations as it deems appropriate. The committee meets at other times during the year as needed to review executive compensation and otherwise to perform the duties described in its charter. During 2007, the committee met three times and the committee also met in February 2008 to determine 2007 bonus awards, 2008 equity awards and 2008 base salary for executive officers.
     Use of Compensation Consultants. The compensation committee has authority to engage advisers to support its work at the company’s expense. The committee has engaged Frederic W. Cook & Co., Inc., or FW Cook, to serve as consultant to the committee, with the following duties:
•	providing the committee with analysis pertaining to executive and director compensation program design, including explanation of trends, best practices, and regulatory changes;

•	recommending a relevant group of peer companies against which to assess competitiveness and appropriateness of IDEXX’s executive and director compensation;

•	analyzing peer companies’ annual executive and director compensation to assist the committee in determining the appropriateness of IDEXX’s executive and director compensation;

•	reviewing any proposed changes to executive and director compensation program design; and

•	providing specific analysis periodically as requested by the committee.
     During 2007, the committee engaged FW Cook to analyze and modify the relevant group of peer companies used to assess competitiveness and appropriateness of IDEXX’s executive compensation; to review competitiveness and appropriateness of the total compensation of the company’s executive officers relative to the peer group; to advise on modifications to the 2003 Stock Incentive Plan, or 2003 Plan, which were approved by the stockholders at the 2007 annual meeting of stockholders; to analyze peer companies’ annual director compensation and recommend changes to IDEXX’s director compensation; to review development of compensation disclosure materials; to assist in responding to SEC comments regarding compensation disclosure in our 2007 proxy statement; and to update the committee on general trends in executive and director compensation with respect to total compensation, forms of compensation and stock compensation.
     FW Cook is engaged by the compensation committee and provides consulting support to the compensation committee. The chair of the compensation committee reviews and approves all invoices pertaining to services provided by FW Cook. Members of management work with FW Cook to the extent necessary to provide FW Cook with information necessary for its consulting work and to prepare materials for committee and board review. Management engages a second compensation consulting firm, Towers Perrin, to develop overall compensation programs for the company. The vice president of human resources, with the approval of the chief executive officer, has the authority to select and retain the management consultant.
     Role of Company Executives. As provided by the compensation committee charter, IDEXX’s chief executive officer is responsible for recommending to the compensation committee annual compensation for the rest of the executive officers, all of whom report to him. The compensation committee approves compensation for these executive officers and may make such changes to the compensation recommended by the chief executive officer as it deems appropriate.
     In addition to the chief executive officer, the company’s vice president of human resources, general counsel and vice president of finance also work with the committee chair to set committee agendas, prepare materials for committee meetings, and generally attend meetings and prepare meeting minutes. However, members of management, including the chief executive officer, are not present in committee meetings when matters related to their individual compensation are under discussion. No other executive officer is involved in supporting compensation committee activities or executive compensation recommendations.
Compensation Committee Interlocks and Insider Participation
     During our 2007 fiscal year, the compensation committee was comprised of Messrs. Murray (chairman), Craig and End, and Dr. De Souza. None of the members of the compensation committee has ever been an officer or employee of the company or any of its subsidiaries, nor have they had any relationship requiring disclosure under Item 404 of Regulation S-K. None of the executive officers of the company served as a member of the compensation committee or board of directors of any other company in 2007.

Nominating and Governance Committee
     The nominating and governance committee advises and makes recommendations to the board of directors with respect to corporate governance practices, including board organization, function, membership, performance and compensation. The nominating and governance committee may retain, at the company’s expense, independent counsel or other advisors as it deems necessary. The current nominating and governance committee members are Messrs. End (chairman) and Murray, and Dr. Henderson, each of whom is an independent director as defined by the rules of the NASDAQ Global Market. The nominating and governance committee met three times in 2007.
     In performing its nominating function, the committee identifies, evaluates, recruits and nominates candidates to fill vacancies on the board, using criteria set forth in the company’s corporate governance guidelines as discussed below. The process followed by the nominating and governance committee to identify and evaluate candidates includes receiving recommendations from our directors, management and stockholders, holding meetings to evaluate biographical information and background material relating to potential candidates, and interviewing selected candidates.
     In addition to receiving recommendations from our directors, management and stockholders, the nominating and governance committee, in some instances, will engage an executive search firm to assist in recruiting director candidates. In such cases, the search firm assists the nominating and governance committee in identifying potential candidates that fit the board’s search criteria; obtaining candidate resumes and other biographic information; conducting initial interviews to assess candidates’ qualifications, fit and interest in serving on the board; scheduling interviews with the nominating and governance committee, other members of the board, and management; performing reference checks; and assisting in finalizing arrangements with candidates who receive an offer to join the board.
     Stockholders who want to recommend a nominee for director should submit the name of such nominee to the corporate secretary of IDEXX at the company’s headquarters address, together with biographical information and background material sufficient for the committee to evaluate the nominee based on its selection criteria, and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of the company’s common stock for at least a year as of the date such recommendation is made. Assuming that appropriate biographical and background material has been provided on a timely basis, the nominating and governance committee will apply the same criteria, and follow substantially the same process, in considering stockholder nominations that comply with these procedures as it does in considering other nominations. Stockholders also have the right under the company’s amended and restated bylaws to nominate director candidates directly, without any action or recommendation on the part of the nominating and governance committee or the board, by following the procedures set forth under “Requirements, including Deadlines, for Submission of Proxy Proposals, Nomination of Directors and Other Business of Stockholders” on page 34 of this proxy statement. If the board determines to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included on the company’s proxy card for the next annual meeting. Candidates nominated by stockholders in accordance with the procedures set forth in the amended and restated bylaws will not be included on the company’s proxy card for the next annual meeting, but may be included on proxies the nominating stockholders may seek independently.
     The nominating and governance committee is responsible for annually reviewing with the board the requisite skills and criteria for new board members, as well as the composition of the board as a whole. The nominating and governance committee also annually reviews the performance of the board, its committees and each of the directors.
Finance Committee
     The finance committee advises the board of directors with respect to financial matters, including capital structure and strategies, financing strategies, investment practices, major financial commitments, financial risk management, acquisitions and divestitures, and stock repurchase activities. In addition, the finance committee reviews and approves proposed acquisitions and divestitures having values up to $20 million. The current finance committee members are Messrs. Craig (chairman) and McKeon and Drs. Henderson and Johnson. The finance committee met four times during 2007.

Corporate Governance Guidelines and Code of Ethics
          The board has adopted corporate governance guidelines, which you can access on the Internet at http://www.idexx.com/aboutidexx/governance/guidelines/. The board also has adopted a code of ethics that applies to all of our employees, officers and directors, which you can access on the Internet at http://www.idexx.com/aboutidexx/governance/ethics/. You can also receive copies of the guidelines or the code by contacting the corporate secretary at the company’s headquarters address. In addition, we intend to post on our Web site, idexx.com, all disclosures that are required by law or the NASDAQ Global Market listing standards concerning any amendments to, or waivers from, any provision of the code of ethics.
          Among other matters, the guidelines provide as follows:
•	A substantial majority of the members of the board are independent directors, as defined by NASDAQ rules.

•	The audit, nominating and governance, compensation, and finance committees consist entirely of independent directors.

•	The nominating and governance committee recommends to the board for nomination all nominees for election to the board, except where the company is legally required by contract, by law or otherwise to provide third parties with the right to nominate directors.

•	The nominating and governance committee’s annual review of the requisite skills and criteria for board members, as well as the composition of the board as a whole, includes appropriate consideration of demonstrated experience, judgment, integrity, commitment and skills that are relevant to the company and its operations, including familiarity with science and technology, finance and accounting, marketing, product development, strategy, government regulation and affairs, and corporate governance.

•	The nominating and governance committee is responsible for annually assessing the performance of the board, its committees and each individual director.

•	When the chairman of the board is not an independent director, the independent directors elect a lead director from among the independent directors. The lead director, among other responsibilities, chairs meetings of the independent directors and consults with the chairman of the board regarding meeting agendas. The lead director is currently Mr. End.

•	Independent directors meet on a regular basis, but not less than twice annually, apart from management board members and other management representatives.

•	At least annually, the board reviews the company’s corporate strategy.

•	The board approves the chief executive officer’s goals annually.

•	At least annually, the compensation committee, in consultation with all independent directors, evaluates the performance of the chief executive officer.

•	The chief executive officer reports to the board at least annually on succession planning and management development.

•	Board members have complete access to management and are encouraged to make regular contact.

•	The board will give appropriate attention to written communications that are submitted to the board by our stockholders. The process for submitting such communications to the board is described below under the heading “Communications from Stockholders.”

•	Individual directors whose professional responsibilities outside of their involvement with the company change from those held when they were last elected to the board (except for promotions) should volunteer to resign from the board, giving the board an opportunity to review the appropriateness of their continued board membership under the changed circumstances.

•	Any director who turns age 73 while serving as a director is expected to retire from the board effective at the next annual meeting of stockholders following the date on which he or she turns 73.

•	Directors cannot serve on more than four other public company boards, audit committee members cannot serve on more than two other public company audit committees, and directors who are chief executive officers of other companies cannot serve on more than two other public company boards (including the board of their employer).

•	Directors must inform the chairman of the board and the chairman of the nominating and governance committee of any public company directorship they have been offered before accepting such offer to ensure that acceptance of such directorship would not create a conflict with the director’s duties as a director of the company.
Communications from Stockholders
     Written communications to the board can be submitted by electronic mail on our Web site at idexx.com/aboutidexx/governance/contactdirectors/, or by writing to our general counsel at the company’s headquarters address. Under procedures approved by a majority of the independent directors, the general counsel will review such communications and will forward them to the lead director or the other members of the board if they relate to important substantive matters and include suggestions or comments considered to be important for the directors to know. In general, the general counsel will forward communications to the lead director if they are relevant to IDEXX’s governance, ethics and policies.
Director Compensation
     The following describes compensation earned by our nonemployee directors during 2007, as well as the compensation that will be paid to our nonemployee directors for board service during 2008 pursuant to changes adopted by the board in December 2007. Directors who are employees receive no additional compensation for serving on the board.
Director Compensation
     The table below sets forth compensation of the company’s nonemployee directors for 2007.

	Fees Earned		Stock	Option	All
	Or Paid		Awards $	Awards $	Other	Total
Name	In Cash		(6)	(8)	Compensation	Compensation
Thomas Craig	$42,000	(1)	$65,809	$—	$—	$107,809
Errol B. De Souza, PhD	42,000	(2)	65,809	—	—	107,809
William T. End	54,500		65,809	—	—	120,309
Rebecca M Henderson, PhD	37,000	(3)	65,809	—	—	102,809
Barry C. Johnson, PhD	39,500		65,809	—	—	105,309
Brian P. McKeon	47,000	(4)	65,809	—	—	112,809
Robert J. Murray	45,750	(5)	65,809 (7)	—	—	111,559

(1)	Includes compensation in the amount of $40,750 deferred and issued as 842 deferred stock units, or DSUs, pursuant to the director deferred compensation plan, or Director Plan.

(2)	Includes compensation in the amount of $40,750 deferred and issued as 842 DSUs pursuant to the Director Plan.

(3)	Includes compensation in the amount of $37,000 deferred and issued as 768 DSUs pursuant to the Director Plan.

(4)	Includes compensation in the amount of $44,500 deferred and issued as 916 DSUs pursuant to the Director Plan.

(5)	Includes compensation in the amount of $44,500 deferred and issued as 916 DSUs pursuant to the Director Plan.

(6)	With the exception of Mr. Murray (see footnote 7), issued as DSUs pursuant to the Director Plan. Excludes DSUs received in lieu of deferred compensation as described in footnotes (1)-(5). Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007 in accordance with FAS 123(R). See Note 4 in the notes to consolidated financial statements included in the 2007 annual report for the relevant assumptions used to determine the valuation of our stock awards. The grant date fair value of each stock award is $75,064 (calculated by rounding $75,000 to the nearest share on the date of deferral). As of December 31, 2007, the following are the aggregate number of DSUs accumulated in each nonemployee director’s deferral account for all years of service as a director: Mr. Craig, 6,832; Dr. De Souza, 9,268; Mr. End, 5,338; Dr. Henderson, 8,784; Dr. Johnson, 3,444; Mr. McKeon, 9,582; Mr. Murray, 4,482.

(7)	Issued as restricted stock units, or RSUs, pursuant to Mr. Murray’s election to receive RSUs in lieu of DSUs, upon his meeting the stock ownership guidelines described on page 11 in 2007. See “Director Compensation — Equity Compensation.”

(8)	No options were awarded to nonemployee directors in 2006 or 2007 and all option awards granted prior to 2006 are fully vested and have been previously expensed. Therefore, no amounts were recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007 in accordance with FAS 123(R). As of December 31, 2007, each nonemployee director had the following number of stock options outstanding: Mr. Craig, 56,800; Dr. De Souza, 21,050; Mr. End, 30,800; Dr. Henderson, 16,466; Dr. Johnson, 0; Mr. McKeon, 16,466; Mr. Murray, 6,200.

     Cash Compensation
     During 2007, each of our directors who was not an officer or employee of IDEXX received an annual fee of $37,000. Each director could elect to defer all, but not less than all, of this annual fee in the form of deferred stock units, or DSUs, under our director deferred compensation plan, or Director Plan. In addition, nonemployee directors received the following annual committee fees: $10,000 for the audit committee chairman and compensation committee chairman, $5,000 for other audit committee members, and $5,000 for the chairmen of other committees. The lead director received an additional $10,000 fee. There are no additional fees for board meeting attendance.
     Effective January 1, 2008, each of our nonemployee directors will receive an annual fee of $45,000. The director may elect to defer any amount of this annual fee in the form of DSUs. In addition, nonemployee directors will receive the following annual committee fees: $15,000 for the audit committee chairman and the compensation committee chairman, $5,000 for other audit committee members, $10,000 for the chairmen of other committees, and $15,000 for the lead director. Directors may elect to defer any amount of these committee fees in the form of DSUs. There will be no additional fees for board meeting attendance.
     Equity Compensation
     During 2007, each of our nonemployee directors received an annual grant of DSUs with a value of approximately $75,000 (calculated by rounding to the nearest share on the date of deferral). The number of DSUs is determined by dividing such amount by the price of the company’s common stock on the date of grant of the award, which generally is in February of each year. New nonemployee directors joining the board after the February grants are granted a pro rata number of DSUs based on the number of months remaining until the next year’s annual grant. The DSUs vest one year from the February grant date. Any director who meets the stock ownership guidelines described below at the time of the annual equity award grant may elect, in lieu of receiving DSUs, to receive a grant of restricted stock units valued at $75,000, which would vest one year from the date of grant.
     Effective January 1, 2008, each of our nonemployee directors will receive an annual grant of DSUs with a value of approximately $45,000 (calculated by rounding to the nearest share on the date of grant). The number of DSUs is determined by dividing such amount by the price of the company’s common stock on the date of grant of the award, which generally is in February of each year. In addition, in February of each year, each nonemployee director will receive a nonqualified stock option to purchase shares of common stock, which option is granted under the 2003 Plan. The option is equal to $45,000 in Black-Scholes value consistent with the valuation approach used to make executive awards. The option exercise price per share for each director stock option is equal to the last reported sale price for a share of the company’s common stock on the NASDAQ Global Market on the date the option was granted. The options vest and become fully exercisable on the first anniversary of the date of grant. Upon a change in control (as defined in the 2003 Plan), options granted to all optionees, including to nonemployee directors, are subject to the following vesting provisions: 25% of the unvested options vest and become exercisable, unless the successor company in a corporate transaction (as defined in the 2003 Plan) does not assume or substitute option awards, in which case all options granted under the 2003 Plan become fully vested and exercisable. In addition, if an optionee, including any nonemployee director, is terminated by the successor company without cause within two years following a change in control, then all options held by such optionee become fully vested and exercisable.
     In general, options granted under the 2003 Plan are not transferable, except by will or the laws of descent and distribution, and are exercisable during the lifetime of the director only while he or she is serving as a director of the company or within three months after he or she ceases to serve as a director of the company; provided, however, that the board has the discretion to allow a director to designate a beneficiary to exercise the options upon the director’s death. If a nonemployee director dies or becomes disabled (within the meaning of Section 22(e)(3) of the Internal Revenue Code, or the Code) while serving as a director, or dies within three months after ceasing to serve as a director, options are exercisable within one year following the date of death or disability. No option is exercisable after seven years from the date of grant.

     Director Deferred Compensation Plan
     DSUs are subject to the terms of the Director Plan. The payment of fees in the form of DSUs is considered deferred compensation for federal income tax purposes. Any compensation deferred by a director is credited to an account established in the director’s name that is denominated as a number of DSUs having an aggregate value equal to the compensation deferred into such account divided by the price of a share of IDEXX common stock on the date of the applicable deferral. DSUs granted as described in the first and second paragraphs under “Equity Compensation” above also are credited to this account. Director Plan account balances are not subject to any interest or other investment returns, other than returns produced by fluctuations in the price of a share of IDEXX common stock affecting the value of the DSUs in the account. One year after a director ceases to serve on the board for any reason, he or she will receive shares of common stock equal to the number of DSUs in his or her account. In addition, if the plan administrator of the Director Plan determines that a director has suffered an unforeseeable emergency (as defined in the Director Plan), the plan administrator may authorize the distribution of all or a portion of the director’s DSUs. Upon a change in control of the company (as defined in the Director Plan), any applicable deferral limitations or other restrictions on each director’s account will lapse, and the shares of IDEXX common stock distributed from such account will be deemed to have been outstanding immediately prior to the change in control.
     Other Compensation
     All directors are reimbursed for reasonable travel expenses incurred in connection with board and committee meetings. The company does not provide any other benefits including retirement benefits or perquisites to its directors. Except as described in this “Director Compensation” section, the company does not have any other arrangements for compensation or consulting agreements with its directors, other than compensation in consideration of employment paid to directors who are officers or employees of the company.
Director Stock Ownership Guidelines
     The board has adopted stock ownership guidelines for directors. Under the guidelines, nonemployee directors are expected to own a number of shares of the company’s common stock having a value of $500,000 by the later of December 31, 2010 or seven years after joining the board. Directors’ compliance with these guidelines is measured annually on September 30. As of the first such measurement date on which a director holds shares with a value of at least $500,000, he or she shall be deemed to have satisfied the stock ownership guidelines in all future periods, provided that he or she continues to own at least the number of shares owned as of such measurement date. DSUs credited to a director’s deferred compensation investment account, as described above, are included in calculating stock ownership pursuant to these guidelines.
Section 16(a) Beneficial Ownership Reporting Compliance
     Under Section 16(a) of the 1934 Act, IDEXX’s directors, executive officers and any persons holding more than ten percent of our outstanding common stock are required to report their initial ownership of common stock and any subsequent changes in their ownership to the SEC. The SEC has established specific due dates and IDEXX is required to disclose in this proxy statement any failure to file by those dates.
     Based solely on our review of (i) copies of Section 16(a) reports that IDEXX received from such persons for their transactions during IDEXX’s 2007 fiscal year and (ii) written representations received from one or more of such persons that no annual Form 5 reports were required to be filed by them for IDEXX’s 2007 fiscal year, IDEXX believes that none of such persons failed to file on a timely basis reports required by Section 16(a).

OWNERSHIP OF COMMON STOCK BY DIRECTORS AND OFFICERS
     The table below shows the number of shares of our common stock beneficially owned as of March 10, 2008 by (a) each of our directors; (b) each of our executive officers named in the Summary Compensation Table shown on page 26, whom we refer to as the named executive officers, and (c) directors and executive officers of IDEXX as a group. Unless otherwise indicated, each person listed below has sole voting and investment power with respect to the shares listed.

			Total	Percentage of
	Number of Shares	Options	Number of Shares	Common Stock
Beneficial Owner	Owned (1)	Exercisable (2)	Beneficially Owned (3)	Outstanding (4)
Jonathan W. Ayers	80,452	1,234,320	1,314,772	2.1%
Thomas Craig	2,920	56,800	59,720	*
Errol B. De Souza, PhD	—	21,050	21,050	*
William T. End	24,470	30,800	55,270	*
Rebecca M. Henderson, PhD	2,000	16,466	18,466	*
Barry C. Johnson, PhD	—	—	—	*
Brian P. McKeon	5,000	16,466	21,466	*
Robert J. Murray	27,790	6,200	33,990	*

William C. Wallen, PhD	21,402	108,954	130,356	*
Merilee Raines	105,807	244,808	350,615	*
Conan R. Deady	12,272	139,514	151,786	*
Thomas J. Dupree	1,983	39,020	41,003	*

All current directors and executive officers as a group (18 persons)	342,220	2,164,222	2,506,442	4.0%

*	Less than 1%

(1)	Does not include DSUs. See “Director Compensation” on pages 9-11 for a description of DSUs issued to our nonemployee directors under the Director Plan as annual equity grants and voluntary deferrals of annual fees. See “Executive Deferred Compensation Plan” on page 29 for a description of DSUs issued to our officers upon an officer’s voluntary deferral of his annual bonus. The individuals holding fully vested DSUs are at risk as to the price of IDEXX common stock in their investment accounts. DSUs carry no voting rights, but are included in calculating stock ownership required by the company pursuant to its guidelines for directors and executive officers. The following directors and executive officers and the following group hold the indicated number of fully vested DSUs, resulting in the following total number of shares owned including DSUs:

		Total Number of Shares
	DSUs	Owned Including DSUs
Jonathan W. Ayers	29,582	110,034
Thomas Craig	7,080	10,000
Errol B. De Souza, PhD	9,493	9,493
William T. End	5,339	29,809
Rebecca M. Henderson, PhD	8,986	10,986
Barry C. Johnson, PhD	3,444	3,444
Brian P. McKeon	9,852	14,852
Robert J. Murray	4,752	32,542

William C. Wallen, PhD	—	21,402
Merilee Raines	—	105,807
Conan R. Deady	—	12,272
Thomas J. Dupree	—	1,983

All current directors and executive officers as a group (18 persons)	88,266	430,486

(2)	Consists of options to purchase common stock exercisable on or within 60 days of March 10, 2008.

(3)	The number of shares beneficially owned by each person or group as of March 10, 2008 includes shares of common stock that such person or group had the right to acquire on or within 60 days after March 10, 2008, including but not limited to, upon the exercise of stock options or vesting of RSUs, but does not include DSUs.

(4)	For each individual and group included in the table, percentage of ownership is calculated by dividing the number of shares beneficially owned by such person or group as described above by the sum of the 60,502,179 shares of common stock outstanding on March 10, 2008 and the number of shares of common stock that such person or group had the right to acquire on or within 60 days after March 10, 2008, including but not limited to, upon the exercise of stock options.

OWNERSHIP OF MORE THAN FIVE PERCENT OF OUR COMMON STOCK
     The table below shows the number of shares of our common stock beneficially owned as of December 31, 2007 by each person or group known by us to own beneficially more than 5% of the outstanding shares of IDEXX common stock.

	Number of
	Shares	Percentage of
	Beneficially	Common Stock
Beneficial Owner	Owned	Outstanding (1)
Ruane Cunniff & Goldfarb Inc. (2)	8,972,438	14.83%
767 Fifth Avenue, Suite 4701
New York, New York 10153-4798
Neuberger Berman, Inc. (3)	4,236,322	7.00%
605 Third Avenue
New York, New York 10158-3698

(1)	For each group included in the table, percentage ownership is calculated by dividing the number of shares beneficially owned by such group by the 60,502,179 shares of common stock outstanding on March 10, 2008.

(2)	Based solely upon information derived from a Schedule 13G/A filed by Ruane Cunniff & Goldfarb, Inc., or Ruane Cunniff, pursuant to Section 13 of the Exchange Act and the rules promulgated thereunder reporting its beneficial ownership of shares as of December 31, 2007. According to the Schedule 13G/A, Ruane Cunniff has the sole power to vote 6,227,836 shares and sole power to dispose of 8,972,438 shares.

(3)	Based solely upon information derived from a Schedule 13G/A filed by Neuberger Berman, Inc., or Neuberger Berman, pursuant to Section 13 of the Exchange Act and the rules promulgated thereunder reporting its beneficial ownership of shares as of December 31, 2007. According to the Schedule 13G/A, Neuberger Berman has the sole power to vote 239,948 shares, shared power to vote 3,324,368 shares and shared power to dispose of 4,236,322 shares. Of the 3,324,368 shares over which Neuberger Berman has shared voting power, Neuberger Berman, LLC and Neuberger Berman Management Inc. (which are each 100% owned by Neurberg Berman) are deemed to be beneficial owners of these shares since they both have shared power to dispose of these shares. Of the 3,324,368 shares over which Neuberger Berman has shared voting power, 3,218,962 shares are beneficially owned by Neuberger Berman Equity Funds. Neuberger Berman, LLC and Neuberger Berman Management Inc. serve as sub-advisor and investment manager, respectively, of Neuberger Berman’s various Mutual Funds. The holdings of Lehman Brothers Asset Management LLC, an affiliate of Neuberger Berman, LLC are also aggregated to comprise the holdings referenced herein. The 672,006 share difference in voting and investment power is a result of client accounts over which Neuberger Berman has shared power to dispose of, but not vote, the shares.
ELECTION OF DIRECTORS
(PROPOSAL ONE)
     The board of directors is divided into three classes, designated as Class I directors, Class II directors and Class III directors. Members of each class hold office for three-year terms. Class II consists of three directors whose terms expire at the 2008 annual meeting of stockholders, Class I consists of three directors whose terms expire at the 2009 annual meeting of stockholders, and Class III consists of two directors whose terms expire at the 2010 annual meeting of stockholders.
     The board, upon recommendation of the nominating and governance committee, has nominated Thomas Craig, Errol B. De Souza, PhD and Rebecca M. Henderson, PhD to serve as Class II directors with a term expiring at the 2011 annual meeting of stockholders. Mr. Craig and Drs. De Souza and Henderson are currently Class II directors and have indicated a willingness to serve, if elected. If any of the director nominees is unable to serve, proxies can be voted for a substitute nominee, unless the board chooses to reduce the number of directors on the board.
     There are no family relationships among the executive officers or directors of IDEXX.

Nominees for Class II Directors Whose Terms Would Expire in 2011

Thomas Craig, age 53, has been a director of IDEXX since December 1999. Mr. Craig is a Partner and co-founder, and has served as a director since 1983, of Monitor Group, a family of consulting investment and software companies focusing on helping clients improve their competitiveness.

Errol B. De Souza, PhD, age 54, has been a director of IDEXX since February 2003. Dr. De Souza is President, Chief Executive Officer and a director of Archemix Corp., a private biopharmaceutical company developing aptamer therapeutics. Dr. De Souza was President and Chief Executive Officer of Synaptic Pharmaceutical Corporation, a GPCR-based drug discovery and development company, from 2002 until the completion of its merger with Lundbeck (a Danish Pharmaceutical Company) in 2003. From 1998 to 2002, Dr. De Souza was Senior Vice President and Site Head, U.S. Drug Innovation and Approval (R&D) of Aventis Pharmaceuticals, Inc., and its predecessor company Hoechst Marion Roussel, a global pharmaceutical company. While at Aventis, Dr. De Souza was Chairman of the Technology Committee of Merial Ltd., an animal health joint venture between Merck and Aventis. Prior to that, from 1992 to 1998, Dr. De Souza was a co-founder, Executive Vice President of R&D and a director of Neurocrine Biosciences, Inc., a biopharmaceutical company. Dr. De Souza is also a director of Palatin Technologies, Inc., Targacept, Inc. and Bionomics.Limited.

Rebecca M. Henderson, PhD, age 47, has been a director of IDEXX since July 2003. Dr. Henderson has served as the Eastman Kodak Professor of Management at the Sloan School of the Massachusetts Institute of Technology since 1988, where she specializes in technology strategy and the broader strategic problems faced by firms in high technology industries. Dr. Henderson has also been a research fellow at the National Bureau of Economic Research since 1995. Dr. Henderson is a director of Ember Corporation and also sits on the editorial boards of Management Science, Administrative Science Quarterly, Research Policy, The Economics of Innovation and New Technology, and the Strategy Management Journal.
Class III Directors Whose Terms Expire in 2010

Jonathan W. Ayers, age 52, has been Chairman of the Board, Chief Executive Officer and President of IDEXX since January 2002. Prior to joining IDEXX, from 1999 to 2001, Mr. Ayers was President of Carrier Corporation, the then-largest business unit of United Technologies Corporation, and from 1997 to 1999, he was President of Carrier Asia Pacific Operations. From 1995 to 1997, Mr. Ayers was Vice President, Strategic Planning at United Technologies. Before joining United Technologies, from 1986 to 1995, Mr. Ayers held various positions at Morgan Stanley & Co. in mergers and acquisitions and corporate finance. Prior to Morgan Stanley, Mr. Ayers worked as a strategy consultant for Bain & Company from 1983 to 1986 and was in the field sales organization of IBM’s Data Processing Division from 1978 to 1981. Mr. Ayers holds an undergraduate degree in molecular biophysics and biochemistry from Yale University and graduated from Harvard Business School in 1983.

Robert J. Murray, age 66, has been a director of IDEXX since February 2005. Mr. Murray was Chairman of the Board and Chief Executive Officer of New England Business Service, Inc., a business-to-business direct marketing company, from 1995 until his retirement in 2004. Prior to that, from 1961 to 1995, Mr. Murray held various executive positions at The Gillette Company, including as Executive Vice President, North Atlantic Group from 1991 to 1995, and as Chairman of the Board of Management of Braun AG, a subsidiary of Gillette headquartered in Germany, from 1985 to 1990. Mr. Murray is also a director of The Hanover Insurance Group, Inc., LoJack Corporation, Tupperware Brands Corporation and Delhaize Group.

Class I Directors Whose Terms Expire in 2009

William T. End, age 60, has been a director of IDEXX since July 2000. Mr. End was the Executive Chairman of the Board of Cornerstone Brands, Inc., a catalog retailer, from March 2001 until his retirement in June 2002, and served as Chairman and Chief Executive Officer of Cornerstone Brands, Inc. from 1995 until March 2001. From 1991 to 1995, Mr. End was employed by Land’s End, Inc., including as President and Chief Executive Officer, and from 1975 to 1991 he was employed by L.L. Bean, Inc., including as Executive Vice President. Mr. End is a director of Eddie Bauer Holdings, Inc.

Barry C. Johnson, PhD, age 64, has been a director of IDEXX since March 2006. Dr. Johnson was Dean, College of Engineering, Villanova University from August 2002 until April 2006. He served as Chief Technology Officer of Honeywell International Inc., a diversified technology and manufacturing company, from July 2000 to April 2002. Prior to that, Dr. Johnson served as Corporate Vice President of Motorola, Inc., a global communications company, and Chief Technology Officer for that company’s Semiconductor Product Sector. Dr. Johnson also serves as a director of Rockwell Automation, Inc. and Cytec Industries, Inc.

Brian P. McKeon, age 45, has been a director of IDEXX since July 2003. Mr. McKeon has been Executive Vice President & Chief Financial Officer of Iron Mountain Incorporated, a provider of information protection and storage services, since 2007. Prior to joining Iron Mountain, from 2000 to 2007, Mr. McKeon was Executive Vice President and Chief Financial Officer of The Timberland Company, a provider of premium outdoor footwear, apparel and accessories. From 1991 to 2000, Mr. McKeon held several finance and strategic planning positions with PepsiCo, Inc., serving most recently as Vice President Finance of Pepsi-Cola, North America. Prior to joining PepsiCo, Mr. McKeon worked as a strategy consultant with the Alliance Consulting Group and as an auditor with Coopers & Lybrand.
Recommendation of the Board of Directors
     The board of directors recommends that you vote FOR the election of the three Class II Director nominees listed above.
ADOPTION OF 2008 INCENTIVE COMPENSATION PLAN
(PROPOSAL TWO)
     On February 13, 2008, our board of directors adopted, subject to stockholder approval, the IDEXX Laboratories, Inc. 2008 Incentive Compensation Plan, or 2008 Plan.
     The 2008 Plan is intended to comply with the requirements of Section 162(m) of the Code, so that the company is able to fully deduct for federal income tax purposes payments of annual incentive compensation made to its chief executive officer and other executive officers. In general, Section 162(m) imposes a limit on the amount that may be deducted for federal income tax purposes on compensation paid to a corporation’s chief executive officer and three other officers (other than the chief financial officer) whose compensation is required to be reported to our stockholders under the 1934 Act by reason of being among the four most highly compensated executive officers (“covered employees”). This limit does not apply to compensation that is considered “performance-based” for purposes of Section 162(m). One of the conditions for compensation to be considered “performance-based” under Section 162(m) is that the material terms under which such compensation will be paid, including the performance goals, be disclosed to and approved by stockholders.
     The 2008 Plan was effective on February 13, 2008. However, no award under the 2008 Plan will be payable to a covered employee until the 2008 Plan has been approved by the stockholders.

     The following is a brief description of the 2008 Plan. This summary is qualified in its entirety by reference to the 2008 Plan, a copy of which is attached to this proxy statement as “Appendix A”. You may also obtain a copy of the 2008 Plan by accessing this proxy statement as filed with the SEC on the Internet at sec.gov, by accessing the Investor Relations section of the company’s Web site, www.idexx.com/aboutidexx/investorrelations/sec/, or by contacting the corporate secretary of the company at the company’s headquarters.
Purpose
     The purpose of the 2008 Plan is to assist the company in attracting and retaining executive officers by providing incentive compensation that provides appropriate financial rewards for individual performance.
Administration
     The compensation committee, which consists solely of outside directors as defined by Section 162(m), will administer the 2008 Plan. The committee has full power and authority, subject to the provisions of the 2008 Plan, to select the participants to whom incentive awards may be granted under the 2008 Plan; determine the terms and conditions of each incentive award, including the length of the performance period; certify the calculation of operating income and the amount of the incentive award payable to each participant for each performance period; determine the time when incentive awards will be paid; in connection with the determination of the amount of each award, determine whether and to what extent the incentive award shall be reduced based on such factors as the committee deems appropriate in its discretion; determine whether payment of awards may be deferred by participants; interpret and administer the 2008 Plan and any instrument or agreement entered into in connection with the 2008 Plan; correct any defect, supply any omission or reconcile any inconsistency in the 2008 Plan or any incentive award in the manner and to the extent that the committee deems desirable to carry it into effect; establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the 2008 Plan; and make any other determination and take any other action that the committee deems necessary or desirable for administration of the 2008 Plan. The committee may delegate to one of more officers, or a committee of officers, of the company the authority to take actions on behalf of the committee pursuant to the 2008 Plan, to the extent such delegation is not inconsistent with applicable law or the rules of the NASDAQ Global Market or Section 162(m).
Eligibility
     Individuals eligible to participate in the 2008 Plan are the chief executive officer and any other executive officer of the company or a subsidiary selected by the committee to participate in the 2008 Plan. The compensation committee has designated Mr. Ayers as the sole participant in the 2008 Plan for the 2008 fiscal year.
Awards
     Not later than the earlier of 90 days after the beginning of each fiscal year and the expiration of 25% of the applicable performance period, the committee will (i) designate one of more performance periods, which shall be the company’s fiscal year or such other period, not to exceed five years, as the committee may establish; (ii) specify any adjustments to operating income for the performance period, and (iii) determine the participants for each performance period.
     The 2008 Plan establishes limits on the maximum incentive payable to any participating individual for any performance period. For the chief executive officer, this limit is three-quarters of one percent (0.75%) of the operating income of the company for each full calendar year in the performance period. For all other individuals participating in the 2008 Plan, this limit is one-quarter of one percent (0.25%) of the operating income of the company for each full calendar year in the performance period. Subject to these limits, the committee determines the amount of each individual’s annual incentive opportunity for each year and has the discretion to reduce the annual incentive payable to such individual below the applicable limit. Operating income is the company’s consolidated operating income determined in accordance with generally accepted accounting principles in the United States and as reported in the company’s income statement included in the company’s Annual Report on Form 10-K filed with the SEC covering the applicable performance period. Operating income may be adjusted by the committee to eliminate the effects of differences between actual foreign currency exchange rates in the applicable performance period and currency exchange rates budgeted for such period, and to eliminate the effects of discrete items. Discrete items may include, without limitation, acquisition integration expenses, restructuring charges, acquisition purchase accounting adjustments, acquisition-related transaction costs, adjustments to finalized pre-acquisition contingencies, litigation-related expenses and payments, gains and losses on the disposition of assets, and non-cash write-downs.

     The amount of an incentive award actually paid to a participant is determined by the committee in its sole discretion based on such factors as it deems appropriate, provided that the actual award shall not exceed the maximum incentive award with respect to such participant. Following the conclusion of each performance period, the committee will certify in writing the amount of the incentive award for each participant. The award amount shall be paid in cash or as a stock award under the 2003 Plan. Payment to each participant shall be made not later than March 15 following the end of the fiscal year in which the performance period ends, unless payment is deferred pursuant to a plan satisfying the requirements of Section 409A of the Code.
Partial Employment During Performance Period
     If a person becomes a participant during a performance period through promotion or commencement of employment, or if a participant dies, retires or becomes disabled, or his employment is otherwise terminated during a performance period (other than for cause as determined in the sole discretion of the committee), the incentive award payable to such participant may, in the discretion of the committee, be reduced, including a proportionate reduction, based on the period of actual employment during the performance period.
Amendment and Termination of 2008 Plan
     The board may alter, amend, suspend or terminate the 2008 Plan as it will deem advisable, subject to any requirement for stockholder approval imposed by applicable law, including Section 162(m) or the NASDAQ Global Market. No amendments to, or termination of, the 2008 Plan will, without the consent of the participant, in any way impair the rights of a participant under any incentive award granted.
Federal Income Tax Consequences
     The following is a summary of certain federal income tax consequences of awards made under the 2008 Plan, based upon the laws in effect on the date hereof. The discussion is general in nature and does not take into account a number of considerations which may apply in light of the circumstances of a particular participant under the 2008 Plan. The income tax consequences under applicable state and local tax laws may not be the same as under federal income tax laws. This general tax discussion is intended for the information of stockholders considering how to vote with respect to this proposal and not as tax guidance to participants in the 2008 Plan. This discussion assumes that the 2008 Plan complies with or is exempt from Section 409A of the Code. Participants are strongly urged to consult their own tax advisors regarding the federal, state, local, foreign and other tax consequences to them of participating in the 2008 Plan.
     If an award under the 2008 Plan is paid in cash, a participant will recognize compensation taxable as ordinary income (and subject to income tax withholding) at the time the award is paid in an amount equal to the cash or the fair market value of its equivalent. In accordance with the exercise of committee discretion, a portion or all of an award under the 2008 Plan may be paid to a participant in stock, restricted stock, stock options, or other stock-based or stock-denominated units, pursuant to the 2003 Plan. In such case, the federal income tax consequences of such payment to the participant will depend on the type of equity award granted. Assuming that IDEXX’s stockholders approve the 2008 Plan and that the other requirements of Section 162(m) are satisfied, the company will be entitled to a corresponding deduction for federal income tax purposes equal to the amount of income recognized by participants in the 2008 Plan in each year that such income is recognized.
New Plan Benefits
     The amounts of awards for fiscal year 2008 or subsequent years will be determined based upon IDEXX’s operating income and, in addition, will be subject to the committee’s right to reduce any participant’s award by any amount in its sole discretion. As a result, it is not possible to determine the amounts of awards for fiscal year 2008 or subsequent years at this time. Moreover, because the committee can reduce each participant’s award under the 2008 Plan by any amount in its discretion, it is also not possible to determine the amounts that would have been paid for fiscal year 2007 had the 2008 Plan been in effect during such year. If the 2008 Plan had been in effect during fiscal year 2007, the maximum award payable under the 2008 Plan’s formula would have been $1,116,022 for the chief executive officer, assuming the committee adjusted 2007 operating income in the same manner as the committee expects to adjust operating income for 2008. We believe that if the 2008 Plan had been in effect for the 2007 fiscal year, the committee would have exercised its discretion to reduce the chief executive officer’s award. See the Summary Compensation Table on page 26 of this proxy statement for the awards the committee actually determined to pay our named executive officers for the 2007 fiscal year.

Recommendation of the Board of Directors
     The Board of Directors recommends that you vote FOR the proposal to approve and adopt the 2008 Plan.
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(PROPOSAL THREE)
     The audit committee has appointed PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for 2008.
     Although stockholder approval of the audit committee’s selection of PricewaterhouseCoopers LLP is not required by law, the board of directors believes that it is advisable to give stockholders an opportunity to ratify this selection. Representatives of PricewaterhouseCoopers LLP will be present at the annual meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. If this proposal is not approved at the annual meeting, the audit committee will reconsider its selection of PricewaterhouseCoopers LLP. Even if the appointment is ratified, the audit committee, in its discretion, can direct the appointment of a different firm at any time during the year if the audit committee determines that such a change would be in the company’s and the stockholders’ best interests.
Independent Auditors’ Fees
     The following table summarizes the fees of PricewaterhouseCoopers LLP billed to us for each of the last two fiscal years for audit services and billed to us in each of the last two fiscal years for other services. For fiscal year 2007, audit fees also include an estimate of amounts not yet billed.

	Fiscal Years Ended December 31,
	2007	2006
Audit fees	$1,565,940	$1,393,894
Audit-related fees	76,500	36,597
Tax fees	436,354	208,171
All other fees	—	—

	$2,078,794	$1,638,662

     Audit Fees. Consists of fees billed for professional services rendered for the audit of IDEXX’s annual financial statements and review of the interim financial statements included in quarterly reports; audits of management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting; statutory audits or financial audits for subsidiaries or affiliates of IDEXX; services associated with periodic reports and other documents filed with the SEC; consultation concerning accounting or disclosure treatment of transactions or events and actual or potential impact of final or proposed rules, standards or interpretations by the SEC, the Financial Accounting Standards Board, or other regulatory or standard setting bodies; and assistance with and review of documents provided to the SEC in responding to SEC comments.
     Audit-Related Fees. Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of IDEXX’s financial statements and are not reported under “Audit Fees.” These services include due diligence services pertaining to potential acquisitions and access to the auditor’s global accounting literature database.
     Tax Fees. Consists of tax compliance ($102,769 and $72,112 in 2007 and 2006, respectively), and tax advice and tax planning ($333,585 and $136,059 in 2007 and 2006, respectively). These services included United States federal, state and local tax planning, advice and compliance; international tax planning, advice and compliance; and review of federal, state, local and international income, franchise and other tax returns.
     Out-of-Pocket Expenses and Value Added Taxes. Included in the fee schedule above are amounts billed by the independent auditors for out of pocket expenses ($62,579 and $68,652 in 2007 and 2006, respectively), and value added taxes ($50,849 and $20,973 in 2007 and 2006, respectively).

Audit Committee Pre-Approval Policy
     The audit committee has adopted a policy for the pre-approval of audit and nonaudit services performed by our independent auditor, and the fees paid by the company for such services, in order to assure that the provision of such services does not impair the auditor’s independence. Under the policy, at the beginning of the fiscal year, the audit committee pre-approves the engagement terms and fees for the annual audit. Under the policy, certain types of other audit services, audit-related services and tax services have been pre-approved by the audit committee. Any services that have not been pre-approved by the audit committee as previously described, must be separately approved by the audit committee prior to the performance of such services.
     Pre-approved fee levels for all pre-approved services are established periodically by the audit committee. The audit committee then periodically reviews actual and anticipated fees for the pre-approved services against the pre-approved fee levels. Any anticipated fees exceeding the pre-approved fee levels require further pre-approval by the audit committee.
     With respect to each service for which separate pre-approval is proposed, the independent auditor will provide a detailed description of the services to permit the audit committee to assess the impact of the services on the independence of the independent auditor.
     The audit committee may delegate pre-approval authority to one or more of its members and has delegated such authority to the chairman of the audit committee. The audit committee member to whom such authority is delegated must report any pre-approval decisions to the audit committee at the next scheduled meeting. The audit committee does not delegate its pre-approval responsibilities to management of the company.
     During the last fiscal year, no services were provided by PricewaterhouseCoopers LLP that were approved by the audit committee pursuant to the de minimis exception to pre-approval contained in the SEC’s rules.
Recommendation of the Board of Directors
     The board of directors recommends that you vote FOR the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2008.
COMPENSATION DISCUSSION AND ANALYSIS
     The following discussion summarizes the company’s compensation philosophy and programs generally, as well as their application and relationship to compensation awards and decisions made with respect to the year ended December 31, 2007. This discussion should be read in conjunction with the other compensation information contained in this proxy statement.
Compensation Administration
     The company’s executive compensation policies and programs are established and administered by the compensation committee, with advice and assistance from certain members of management and the committee’s compensation consultants. A full description of the administration of the company’s compensation programs is set forth under “Compensation Committee” on page 5 above.
Compensation Philosophy
     Objectives. The fundamental objectives of the company’s executive compensation program are to:
(i)	attract, motivate and retain exceptionally talented employees in a competitive employment environment;

(ii)	align employee interests with shareholder interests by providing that a significant percentage of compensation is contingent on both near-term and long-term corporate performance;

(iii)	maintain a simple, consistent, equitable and transparent framework that permits flexibility and room for judgment; and

(iv)	use compensation judiciously, including equity plan compensation, to achieve business objectives without transfer of value from shareholders to employees beyond what is required by the market for executive, managerial and technical talent.

     The various elements comprising the company’s executive compensation program, and the relative value of each element, are selected by the compensation committee to achieve these objectives.
     The company generally chooses to employ common compensation elements across the management team, differentiating primarily by size of award rather than by types of compensation or benefits. The company believes that this approach provides simplicity of administration, promotes fairness and transparency, and finally reinforces collaboration throughout the team. For these reasons the company also maintains a straightforward compensation structure, which consists almost entirely of salary, annual discretionary bonus, and annual equity award grants.
     The company does not maintain post-retirement benefit plans for executives and, with limited exceptions described below, there are no compensation or other benefit plans available to executive officers that are not available on the same terms to other company employees. The company does not generally enter into employment agreements (other than change in control agreements) with executives other than the chief executive officer and chief scientific officer.
     Mix of fixed and contingent compensation. Consistent with the company’s objective of aligning executive interests with shareholder interests, the company believes that a majority of total target compensation for executive officers should be contingent on corporate performance. The company believes that by having a majority of total compensation tied to performance, executive officers will be appropriately motivated to maximize shareholder value. Contingent compensation comprises annual discretionary bonuses and equity awards. Annual discretionary cash bonuses are awarded by the compensation committee based on its subjective evaluation of each executive’s performance during the year and therefore provide relatively short-term performance related incentives. Equity awards, which typically vest over a five-year period, provide incentives to executives to maximize longer term company performance. The company believes that the combination of these short- and long-term performance-related elements, together with a market-competitive base salary, provides the desired mix of incentives to executives.
     The relationship of cash bonus opportunity to base salary and equity award value to cash compensation will vary somewhat based on the level of responsibilities of a company executive. The company’s philosophy generally is that executive officers are in positions that have the most direct impact on corporate performance and should bear the higher risk, and have the higher potential reward, associated with corporate performance. Therefore, bonus opportunity is a higher percentage of base salary and equity award size is greater relative to cash compensation for executive officers than for other management employees. In the case of the chief executive officer, the compensation committee believes that this position has the highest impact on shareholder value creation, and should thus have the greatest percentage of risk and consequent reward.
     Base salary. The company’s principal objective in setting base salary is to be competitive with the market. The company has found that it is difficult to attract talent unless the company can pay a base salary that is generally competitive with the salaries that executives can earn in comparable positions at similar companies. To determine market competitiveness, the company evaluates market data from general manufacturing, medical, biotechnology, and life sciences companies, and companies within the peer group described under “Benchmarking” below. The market data is drawn from market surveys conducted by Towers Perrin, Hewitt Associates, and Radford and the peer group data is compiled by FW Cook, the committee’s compensation consultant, from proxy statement data. While competitiveness of base salary is an important criterion used by the compensation committee, the committee will also consider other factors such as wealth accumulation and performance in setting base salaries for executive officers.
     The company annually budgets total cash compensation to increase by roughly the amount reported by general US industry surveys on projected salary trends. The company looks at surveys prepared by WorldatWork, Economic Research Institute, Mercer, and Radford. This budgeted rate applies to all employees, including executives. The actual salary increase for any employee, including any executive, may be higher or lower than the budgeted increase as a result of performance or adjustments deemed to be necessary to remain market competitive. Generally, salary increases of more than one to three percentage points above the budgeted increase are made only to ensure that the employee’s salary remains market competitive or in the event of a promotion or material expansion of job scope.
     Annual cash bonus. The company pays an annual discretionary cash bonus to management employees, including executive officers, which is intended to reward executives for annual performance. The company uses a target bonus framework under which each employee has a target bonus opportunity equal to a specified percentage of base salary. Among the executive officer group, the chief executive officer has a target bonus of 100% of base salary, the chief scientific officer has a target bonus of 70% of base salary, and the remaining corporate officers have a target bonus of 60% of base salary. These specific percentages are consistent with the company’s philosophy, described above, regarding the relative weighting of fixed and contingent compensation. Based on benchmarking data reviewed by the compensation committee, the committee believes that these targets also are adequate to cause total cash compensation to remain market competitive.
     The percentage of target bonus paid to any executive officer can range from zero to two times the target and in each case is a subjective determination made by the compensation committee based on those factors that it deems relevant to evaluating the executive’s performance over the year. In the case of executive officers reporting to the chief executive officer, the chief executive officer makes specific bonus recommendations to the committee. Factors relevant to bonus paid could include the executive’s performance against the individual goals established at the beginning of the year as part of the company’s performance management process applicable to all management employees, and the company’s performance against the operating budget approved by the board of directors at the beginning of the year. However, there is no specific link between the achievement of individual performance goals or budget targets and the percentage of target bonus that the executive receives. The compensation committee may elect to award a cash bonus that is greater than, less than, or equal to target without regard to whether the company or the individual achieves any particular performance goal.
     The committee believes that discretionary bonus awards are preferable to formulaic awards because they permit the committee to consider and weigh all factors that it may deem relevant to an executive’s performance in a particular period, which factors and weighting may differ from period to period. The committee believes that a formulaic approach, on the other hand, would skew the focus of executives toward short-term financial performance, which is more easily measured, at the expense of building the business and the organization for the long term. Similarly, such an approach would provide a disincentive for management to change course or reallocate resources where necessary to respond to new issues or opportunities, because management would be reluctant to stop pursuing the pre-established objectives on which their performance would be measured.
     In February 2008 the board of directors adopted, subject to stockholder approval, the 2008 Incentive Compensation Plan. See “Adoption of 2008 Incentive Compensation Plan” at page 15 above. The compensation committee has designated Mr. Ayers as the sole participant in the plan for the 2008 fiscal year, and has determined that, for purposes of determining the maximum incentive payment under the 2008 Plan, operating income shall be adjusted to eliminate the effects of changes in currency exchange rates and discrete items described above under “Adoption of 2008 Incentive Compensation Plan — Awards.”
     Equity compensation. The company’s equity compensation comprises stock options and restricted stock unit awards, or RSUs, which are intended to provide long-term incentives to management employees. Executive officers receive 75% of equity award value in the form of stock options and 25% of award value in RSUs. RSUs are regarded as a lower risk award, since they will always have value upon vesting, whereas vested stock options will have value only to the extent that the market price for the company’s stock is higher than the exercise price of the option, which equals at least the fair market value on the grant date. Given the different risk/reward characteristics of the two types of awards, the committee believes that the grant to executive officers of equity awards comprising a greater proportion of stock options relative to RSUs is consistent with its philosophy that employees in positions that have the most direct impact on corporate performance should bear the highest risk, and have the highest potential reward, associated with corporate performance.
     In determining the size of equity awards to each executive officer, the committee begins with a target dollar award value. The target value is set based upon the responsibilities inherent in each executive officer’s position and, relative to cash compensation, is intended to give effect to the company’s philosophy regarding mix of fixed versus contingent compensation. The target value of equity awards is not established as a specific percentage of any benchmark and is not related to the company’s historical performance versus comparator companies.
     In 2007, target equity award values were $825,000 for the chief executive officer, $280,000 for the chief scientific officer, and $225,000 for all other executive officers. Although target equity award sizes are set for each position, the actual size of annual dollar award value is a subjective determination based on the executive’s job scope relative to other officers, the executive’s long-term leadership potential, the size of prior awards to the executive, the value already derived from those awards, and the executive’s total compensation relative to median total compensation for comparable positions as derived from the benchmarking data.

     The board of directors has adopted an equity award granting policy that provides when and how equity awards are granted by the compensation committee. This policy provides for fixed award dates that are, to the extent possible, tied to compensation committee meetings and occur outside the quarterly quiet periods during which the company’s executive officers and directors are precluded from selling shares. Most equity awards, including all annual awards to executive officers, are made on February 14 of each year (or the next following business day if February 14 is not a business day), which shortly follows both the February compensation committee meeting at which prior year bonuses and current year salary determinations are made, and the company’s earnings announcement for the fourth quarter of the prior year. The exercise price of all stock options granted by the committee generally equals the closing sale price of the common stock on the date of grant and in any case will not be less than such price. All stock options vest ratably over five years and, with awards beginning in February 2007, have a seven-year term. RSUs vest ratably over a five-year period.
     Benchmarking. The compensation committee has found that benchmarking data is useful in connection with the committee’s design of a compensation program and determination of salaries and equity and bonus award targets for executive officers. Benchmarking data permits the committee to determine the competitiveness of the company’s compensation packages relative to similar companies. However, the committee does not target any particular percentage of total compensation or any element of compensation to the survey data. Instead, the committee uses the data as a reference point to ensure that the company’s compensation packages remain competitive overall with the market.
     The compensation committee annually determines a peer group of publicly traded companies with input from FW Cook. The peer group comprises companies in medical technology, medical device, and life sciences businesses that are deemed by the committee to be reasonably comparable to the company based on revenue, net income, total employees, market capitalization and business model. In February 2007, when the compensation committee set 2007 base salaries and made 2007 equity awards, the companies in the peer group were: Beckman Coulter, Bio-Rad Laboratories, Biosite, Cambrex, CONMED, Cytyc, Dade Behring Holdings, Diagnostic Products Company, Edwards Life Sciences, PerkinElmer, and VCA Antech. This peer group differed from the peer group used in 2006 only by the omission of LabOne, which was acquired by Quest Diagnostics, and Zoll Medical, which was deemed to be too small to meet the parameters established for inclusion in the peer group.
     Personal benefits and perquisites. As noted above, the provision of special perquisites and benefits to executives is inconsistent with the company’s philosophy to maintain a simple, transparent compensation structure where distinctions are made in the amount, but not the type, of compensation. Accordingly, the only benefits available exclusively to executive officers are company-funded, elective supplemental disability coverage and annual executive physical exams, which have a combined value of under $10,000 per executive. The company does not provide cars, private air travel, family travel reimbursement or other special travel benefits to executive officers. The company does not maintain lodging for the benefit of executive officers or reimburse executive officers for lodging expenses except in connection with business travel. The company does not provide personal services to executive officers or reimburse executive officers for any such services except that it reimburses the chief executive officer for tax return preparation and planning services not to exceed $10,000 annually without compensation committee approval. The company does not provide club memberships or other personal social or entertainment benefits to executive officers, nor does it reimburse executive officers for any such costs.
     Stock ownership and retention guidelines. The company maintains stock ownership guidelines to ensure that the interests of executives and directors are aligned with those of shareholders. Under these guidelines, the company’s chief executive officer is expected to hold shares of common stock having an aggregate value equal to or greater than three times his or her annual base salary, and other executive officers are expected to hold shares having an aggregate value equal to or greater than one times their annual base salaries. The compensation committee believes that the higher multiple applicable to the chief executive officer is appropriate given the greater relative scope of responsibilities and greater compensation associated with this position. In addition, executives are required to retain certain shares of common stock acquired upon exercise of stock options. Executive officers who do not yet satisfy the ownership guidelines must retain at least 50% of the shares remaining from an option exercise after payment of the exercise price and taxes, and executive officers who already satisfy the guidelines must retain at least 25% of such shares.
     Executives are expected to comply with the share ownership guidelines within five years after their date of hire or promotion to executive officer. The compensation committee annually reviews the compliance of each executive officer with the guidelines. As of March 31, 2007, the committee determined that all executive officers were in compliance with the guidelines.

     Change in Control Agreements. The committee believes that executive officers have a greater risk of job loss or modification as a result of a change in control transaction than other employees. Accordingly, the company has entered into change in control agreements with each of its executive officers under which they will receive certain payments and benefits upon qualifying terminations that follow a change in control. The principal purpose of these agreements is to provide executives with appropriate incentive to remain with the company before, during and after any change in control transaction by providing them with security in the event their employment is terminated or materially changed following a change in control. By providing this security, the agreements help ensure that the executives support any potential change in control transaction that may be in the best interests of the company’s shareholders, even while the transaction may create uncertainty in the executive’s personal employment situation. The committee believes that the payment of salary and benefits for two years following a qualifying termination (three years in the case of the chief executive officer) is reasonable and appropriate to achieve the desired objectives of the agreements and is consistent with market practices. The specific terms of these agreements as well as estimates of amounts that would have been payable to the named executive officers if a qualifying termination had occurred as of December 31, 2007 are described on page 31 under “Change in Control Agreements.”
     The current forms of change in control agreements became effective as of January 1, 2007 and, for those executive officers employed by the company at that time, superseded change in control agreements previously entered into between the company and its executive officers. The forms of the current agreements were determined solely by the compensation committee, and executive officers did not negotiate any element of the agreements with the company, except that payment of three years compensation and benefits following a qualifying termination was specifically negotiated by Mr. Ayers when he joined the Company in 2002 and was incorporated in his new agreement. The committee determined the form of agreement following receipt of advice from FW Cook regarding best practices in structuring these types of agreements. This advice included an analysis of the terms of change in control agreements adopted by companies within the peer group of companies. The compensation committee considered this comparison in evaluating the appropriateness of the new change in control agreements since these agreements are part of the typical employment arrangements for executives within the company’s peer group and within industry generally. However, the committee made its own determination of the terms to be included in the company’s agreements.
     Section 162(m) considerations. Section 162(m) of the Code disallows a tax deduction to public companies for certain compensation in excess of $1,000,000 paid to the corporation’s chief executive officer and three other officers (other than the chief financial officer) whose compensation is required to be reported to our stockholders pursuant to the 1934 Act. Certain performance-based compensation approved by the company’s stockholders, including option grants under the company’s 2003 Plan, generally is not subject to the deduction limit. Generally, section 162(m) has not been relevant to the compensation of any of the executive officers other than the chief executive officer. In awarding the chief executive officer’s bonus for 2007, the compensation committee considered the impact of Section 162(m), which would disallow a deduction for a portion of the chief executive officer’s compensation. However, the committee believed this impact was minimal and therefore did not weigh heavily the Section 162(m) limitation in determining the size of the award. The board of directors has adopted, subject to stockholder approval, the 2008 Incentive Compensation Plan, which would cause annual bonus awards to executive officers designated by the compensation committee to be performance-based compensation that would not be subject to the deduction limit. See “Adoption of 2008 Incentive Compensation Plan” beginning on page 15 above.
Analysis of 2007 Compensation
     Base salary. In 2007 the named executive officers other than the chief executive officer received an average base salary increase of 5.0%. This increase was higher than the 3.8% company-wide increase because the compensation committee determined that the base salaries of Ms. Raines and Mr. Deady were below the median salaries in the peer group and as reflected in the general industry surveys for executives in those positions. While the committee did not specifically target the base salaries of these executive officers to the applicable peer group and general industry medians, the committee believed that their base salaries should be increased more than the company’s budgeted amount so that they would be closer to the median. The committee did not believe it was necessary to raise the salaries of Ms. Raines and Mr. Deady up to the median because the company’s stock price performance had caused previous equity awards to have a value above the grant date value of those awards, thus partially offsetting any inequity in base salary. Mr. Dupree did not receive a base salary increase in 2007 because he received a 15% increase upon becoming a corporate officer in October 2006.

     Annual Cash Bonus. In February 2008, the compensation committee awarded discretionary bonuses for 2007 performance to the named executive officers. In determining bonus awards payable to all of the named executive officers, the committee evaluated the company’s financial performance during 2007 relative to its budget. Specifically, the committee considered that the company exceeded its budget for revenues and earnings per share (after adjustment for discrete items), but fell slightly below its budget for operating margin. The committee also considered Mr. Ayers’s evaluation of the performance of each of the other named executive officers relative to their individual goals developed at the beginning of 2007 as a part of the company’s performance management process. The committee then made a subjective determination of each officer’s bonus. Bonuses awarded to Dr. Wallen and Mr. Deady were not materially different from the target awards described above. Ms. Raines was awarded a bonus equal to 78% of base salary, relative to a target of 60%, based upon her success in reducing the company’s effective tax rate (net of discrete items) in 2007, implementing financing strategies that enhanced shareholder value, building a worldwide finance organization, enhancing corporate decision-making through financial analysis, and building increased investor relations capabilities. Mr. Dupree received a bonus equal to 82% of base salary, relative to a target of 60%, based upon his leadership in developing, integrating, and enhancing the performance of the company’s North American sales, marketing, and customer service organization for the Companion Animal Group, which was instrumental in delivering above plan revenue performance and above target instrument placements during 2007. In approving bonus awards for Ms. Raines and Mr. Dupree that were above target, the committee also considered the compensation survey data, which indicated that total compensation of these named executives fell below market and peer group medians.
     Equity Awards. In determining the size of equity awards granted to named executive officers in 2007 the compensation committee reviewed tally sheets prepared by the company’s Human Resources department that summarized for each named executive officer the value of outstanding vested and unvested stock options and the cumulative value realized by the executives upon exercise of stock options since commencement of employment. The committee also considered the total direct compensation of each of the executive officers relative to the median total direct compensation in the peer group and as reflected in the general industry surveys. The committee considered this information as well as the prospects for long-term contribution by each of the named executive officers in making the 2007 equity awards, which were 178% of target for Ms. Raines, Mr. Deady, and Mr. Dupree, and 80% of target for Dr. Wallen. The above-target awards to Ms. Raines, Mr. Deady, and Mr. Dupree were based on anticipated long-term contributions to the company as well as the committee’s desire to bring their total direct compensation closer to the median, although the committee did not target any particular percentage of the median total direct compensation in making these awards. The committee made an equity award lower than target to Dr. Wallen based on the significant value derived by Dr. Wallen from his hiring grant in 2003 and his closer proximity to retirement.
     Chief Executive Officer compensation. In February 2007, the Committee reviewed a benchmark analysis compiled by FW Cook consisting of (i) an analysis of the proxy statement compensation data of the peer group of companies, and (ii) national survey data described above. The analysis showed that Mr. Ayers’s total direct compensation excluding the annualized value of his 2002 new hire stock option grant fell to approximately the 25th percentile of chief executive officers at the peer group of companies. The committee excluded the value of Mr. Ayers’s hiring grant from this analysis because the grant became fully vested in January 2007, and therefore Mr. Ayers would cease to derive value from additional vesting in future years.
     The committee discussed where to position Mr. Ayers’s total compensation relative to the peer group median. Because IDEXX’s size was deemed to be close to the peer group median, and because the committee believed that Mr. Ayers had been successful in delivering above-plan growth and above-market share price appreciation, the committee decided that Mr. Ayers’s total compensation should be at approximately the peer group median. Given the relationship of other executive officer total direct compensation to the peer group median, as discussed above, the committee determined that Mr. Ayers’s total direct compensation should not exceed that median.
     The committee believed the increase in Mr. Ayers’s total direct compensation was necessary in order for Mr. Ayers’s compensation to have the desired retention effect. In order to help raise Mr. Ayers’s total compensation to this level, the committee chose to make a one-time special option grant, consisting of options to acquire 200,000 shares of stock priced at $50 per share (which share amount and exercise price reflect adjustment for the two-for-one stock split effected in November 2007) and vesting over five years with a seven-year term. In deciding to award stock options with an exercise price approximately 19% above the market price on the grant date, the committee sought to achieve the desired retention effect while at the same time aligning Mr. Ayers’s ability to realize actual value from the grant with his success in leading the company to create shareholder value through stock price appreciation.

     In February 2007, the compensation committee increased Mr. Ayers’s base salary 8% to $650,000. This increase, which was above executive officer and company average, was intended to reward Mr. Ayers for continued success in delivering above market returns to the company’s shareholders. In February 2007, the committee granted Mr. Ayers an annual equity award consisting of stock options to purchase 30,000 shares and 3,000 RSUs, which have an aggregate value of 137% of the target equity award value for the chief executive officer. The above target award also was granted by the committee to help bring Mr. Ayers’s total direct compensation up to the median of the total direct compensation for chief executive officers within the peer group.
     In February 2008 the committee awarded Mr. Ayers a bonus of $650,000 for performance during 2007. Mr. Ayers’s bonus was equal to his annual target bonus. The committee believed that a target bonus award was appropriate given that the company met or exceeded budgeted revenues and earnings per share (adjusted to reflect the impact of certain acquisitions completed in late 2006 and early 2007), delivered accelerating revenue growth, continued to make progress against long-term strategic objectives including new product development, and provided a return to stockholders of 48% during the year.
COMPENSATION COMMITTEE REPORT
     The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis for the year ended December 31, 2007. Based on this review and discussion, the compensation committee recommended to the board, and the board has approved, that the Compensation Discussion and Analysis be included in the proxy statement for the year ended December 31, 2007.
     By the compensation committee of the board of directors,

Robert J. Murray, Chairman
Thomas Craig
Errol B. De Souza, PhD
William T. End

EXECUTIVE COMPENSATION AND RELATED INFORMATION
Summary Compensation Table
     The following table sets forth the compensation earned during 2007 and 2006 by IDEXX’s chief executive officer, chief financial officer and the three other highest-paid executive officers for IDEXX’s 2007 and 2006 fiscal year.

				Stock	Option	All Other		Total
Name and Principal Position	Year	Salary	Bonus	Awards (1)	Awards (1)	Compensation		Compensation
Jonathan W. Ayers (2)	2007	$650,000	$650,000	$82,452	$1,173,788	$13,773	(3)	$2,570,013
President and Chief	2006	600,000	650,000	$33,609	1,155,216	$16,295	(4)	2,455,120
Executive Officer

William C. Wallen, PhD	2007	365,000	275,000	17,517	345,128	10,487	(5)	1,013,132
Senior Vice President &	2006	350,000	255,000	6,655	506,815	11,887	(6)	1,130,357
Chief Scientific Officer

Merilee Raines	2007	290,000	225,000	27,004	210,928	2,021	(7)	754,953
Corporate Vice President	2006	260,000	200,000	8,268	231,837	2,021	(7)	702,126
and Chief Financial Officer

Conan R. Deady	2007	260,000	180,000	25,164	181,947	8,746	(8)	655,857
Corporate Vice President	2006	230,000	175,000	6,655	198,797	8,596	(9)	619,048
General Counsel & Secretary

Thomas J. Dupree (10)	2007	225,000	185,000	27,771	127,787	6,750	(11)	572,308
Corporate Vice President, Companion Animal Group

(1)	Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007 in accordance with FAS 123(R). See Note 4 in the notes to consolidated financial statements included in the 2007 annual report for the relevant assumptions used to determine the valuation of our stock awards and stock options.

(2)	Reflects compensation Mr. Ayers received as an employee. Mr. Ayers received no additional compensation for his service as a director.

(3)	Consists of IDEXX’s matching contribution under the IDEXX retirement and incentive savings plan in the amount of $6,750, supplemental disability insurance premiums paid by IDEXX in the amount of $1,933, an executive physical paid by IDEXX in the amount of $2,000 and reimbursement for tax preparation services in the amount of $3,090.

(4)	Consists of IDEXX’s matching contribution under the IDEXX retirement and incentive savings plan in the amount of $6,600, supplemental disability insurance premiums paid by IDEXX in the amount of $1,933 and reimbursement for tax preparation services in the amount of $7,763.

(5)	Consists of IDEXX’s matching contribution under the IDEXX retirement and incentive savings plan in the amount of $6,750 and supplemental disability insurance premiums paid by IDEXX in the amount of $3,737.

(6)	Consists of IDEXX’s matching contribution under the IDEXX retirement and incentive savings plan in the amount of $6,600, supplemental disability insurance premiums paid by IDEXX in the amount of $3,737 and an executive physical paid by IDEXX in the amount of $1,550.

(7)	Consists of supplemental disability insurance premiums paid by IDEXX.

(8)	Consists of IDEXX’s matching contribution under the IDEXX retirement and incentive savings plan in the amount of $6,750 and supplemental disability insurance premiums paid by IDEXX in the amount of $1,996.

(9)	Consists of IDEXX’s matching contribution under the IDEXX retirement and incentive savings plan in the amount of $6,600 and supplemental disability insurance premiums paid by IDEXX in the amount of $1,996.

(10)	Since Mr. Dupree first became a named executive office in 2007, this table includes only his 2007 compensation.

(11)	Consists of IDEXX’s matching contribution under the IDEXX retirement and incentive savings plan in the amount of $6,750.

Grants of Plan-Based Awards
     The following table sets forth each grant of an award made to the named executive officers during IDEXX’s 2007 fiscal year. All awards were made under the 2003 Stock Incentive Plan.

			All Other	All Other
			Stock	Option			Grant
			Awards	Awards:	Exercise/		Date
			# of	# of	Base		Fair
			Shares of	Securities	Price of		Value of
			Stock/	Underlying	Option		Stock
	Grant	Action	Units	Options	Awards		Option
Name	Date	Date (1)	(2)(4)	(3)(4)	(5)		Awards (7)
Jonathan W. Ayers (8)	2/14/2007	2/13/2007	6,000				$251,610
Jonathan W. Ayers	2/14/2007	2/13/2007		60,000	$41.935		867,381
Jonathan W. Ayers	2/14/2007	2/13/2007		200,000	50.000	(6)	2,305,900
William C. Wallen, PhD	2/14/2007	2/13/2007	1,342				56,277
William C. Wallen, PhD	2/14/2007	2/13/2007		11,498	41.935		166,219
Merilee Raines	2/14/2007	2/13/2007	2,384				99,973
Merilee Raines	2/14/2007	2/13/2007		20,440	41.935		295,488
Conan R. Deady	2/14/2007	2/13/2007	2,384				99,973
Conan R. Deady	2/14/2007	2/13/2007		20,440	41.935		295,488
Thomas J. Dupree	2/14/2007	2/13/2007	2,384				99,973
Thomas J. Dupree	2/14/2007	2/13/2007		20,440	41.935		295,488

(1)	On February 13, 2007, the compensation committee approved the grant of the above stock options and restricted stock units at the closing sale price of the common stock on the NASDAQ Global Market on February 14, 2007.

(2)	Granted as restricted stock units that vest in equal annual installments over a five-year period commencing on the first anniversary of the date of grant.

(3)	Options become exercisable in equal annual installments over a five-year period commencing on the first anniversary of the date of grant.

(4)	Pursuant to the 2003 Plan, upon a change in control of IDEXX, each outstanding stock option or restricted stock unit award held by all employees of IDEXX, including executive officers, shall become exercisable and vested and free from restrictions as to 25% of the number of shares as to which such award would otherwise be subject to vesting or restrictions, unless the successor company in a corporate transaction (as defined in the 2003 Plan) does not assume or substitute such awards, in which case all awards granted under the 2003 Plan become fully vested and exercisable and free from restrictions. Under the change in control agreements between the company and each of its executive officers, vesting of options and restricted stock units held by each executive officer may accelerate in full in the event of a change in control of the company followed by a qualifying termination of the executive officer’s employment. See “Change in Control Agreements” on page 31.

(5)	Except for the 200,000 option award granted to Mr. Ayers in February 2007, the exercise price per share of each option is equal to the closing sale price of the common stock on the NASDAQ Global Market on the date of grant.

(6)	The exercise price for this grant to Mr. Ayers was approximately 119% of the fair market value of common stock on the date of grant.

(7)	See Note 4 in the notes to consolidated financial statements included in the 2007 annual report for the relevant assumptions used to determine the valuation of our stock options.

(8)	In the event of termination of Mr. Ayers’s employment by the company other than for cause except following a change in control, his stock options and RSUs will continue to vest in accordance with their terms for two years (see “Employment Agreements” on page 30).
     In addition to the footnotes to the Summary Compensation Table and Grants of Plan-Based Awards table above, the following sections of this proxy statement further describe other material factors of the compensation and awards described in those tables. For a description of the material terms of Mr. Ayers’s and Dr. Wallen’s employment agreements and the change in control agreements for each of the executive officers, see “Employment Agreements” on page 30 and “Change in Control Agreements” on page 31; for an explanation of the amount of salary and bonus in proportion to total compensation, and a description of the criteria applied in determining grants of plan-based awards, see the “Compensation Discussion and Analysis” beginning on page 19.

Outstanding Equity Awards at Fiscal Year End
     The table below sets forth information with respect to unexercised options and stock that has not vested for each of the named executive officers as of the end of IDEXX’s 2007 fiscal year.

	Option Awards				Stock Awards
	# of	# of				Market
	Securities	Securities			# of	Value of
	Underlying	Underlying			Shares/	Shares or
	Unexercised	Unexercised			Units	Units of
	Options	Options	Option	Option	of Stock	Stock that have
	Exercisable	Unexercisable	Exercise	Expiration	Not	Not
	(1)	(1)	Price	Date	Vested (2)	Vested (3)
Jonathan W. Ayers	860,320	—	$12.6000	1/28/2012	10,000	$586,300
	120,000	30,000	17.1350	2/06/2013
	12,000	48,000	38.3350	2/13/2013
	66,000	44,000	25.4500	2/04/2014
	—	200,000	50.0000	2/13/2014
	—	60,000	41.9350	2/13/2014
	40,000	60,000	28.6550	2/02/2015

William C. Wallen, PhD	2,368	9,472	38.3350	2/13/2013	2,128	124,765
	85,918	44,000	21.3000	9/08/2013
	—	11,498	41.9350	2/13/2014
	12,000	18,000	28.6550	2/02/2015

Merilee Raines	40,000	—	12.2500	2/03/2009	3,368	197,466
	40,000	—	8.8438	2/04/2010
	40,000	—	11.3438	2/07/2011
	40,000	—	13.3150	2/12/2012
	32,000	8,000	17.1350	2/06/2013
	2,960	11,840	38.3350	2/13/2013
	14,400	9,600	25.4500	2/04/2014
	—	20,440	41.9350	2/13/2014
	10,400	15,600	28.6550	2/02/2015

Conan R. Deady	6,192	—	12.2500	2/02/2009	3,170	185,857
	21,968	—	11.3438	2/07/2011
	40,000	—	13.3150	2/12/2012
	25,600	6,400	17.1350	2/06/2013
	2,368	9,472	38.3350	2/13/2013
	13,200	8,800	25.4500	2/04/2014
	—	20,440	41.9350	2/13/2014
	8,800	13,200	28.6550	2/02/2015

Thomas J. Dupree	1,066	4,260	38.3350	2/13/2013	3,446	202,039
	10,600	4,000	18.0250	3/10/2013
	7,800	5,200	25.4500	2/04/2014
	—	20,440	41.9350	2/13/2014
	5,200	7,800	28.6550	2/02/2015

(1)	Options become exercisable in equal annual installments over a five-year period commencing on the first anniversary of the date of grant.

(2)	Restricted stock units vest in equal installments over a five-year period commencing on the first anniversary of the date of grant.

(3)	Market value is determined by multiplying the number of shares by the closing sale price of the company’s common stock at December 31, 2007.

Option Exercises and Stock Vested
     The table below sets forth information with respect to exercises of stock options and vesting of restricted stock for the named executive officers during the 2007 fiscal year.

	# Shares	Value			Value
	Acquired on	Realized	# Shares Acquired		Realized
	Exercise	on Exercise	on Vesting		on Vesting
Jonathan W. Ayers	7,936	$242,524	1,000	(1)	$41,935
William C. Wallen, PhD	56,000	2,099,581	198		8,303
Merilee Raines	51,200	2,378,378	246	(2)	10,316
Conan R. Deady	12,558	500,603	198		8,303
Thomas J. Dupree	5,400	143,309	266	(3)	11,155

(1)	Reflects the number of shares acquired upon vesting prior to the withholding of 322 shares to satisfy Mr. Ayers’s tax obligations related to such vesting.

(2)	Reflects the number of shares acquired upon vesting prior to the withholding of 92 shares to satisfy Ms. Raines’s tax obligations related to such vesting.

(3)	Reflects the number of shares acquired upon vesting prior to the withholding of 100 shares to satisfy Mr. Dupree’s tax obligations related to such vesting.
Nonqualified Deferred Compensation
     The table below sets forth information with respect to voluntary contributions, earnings and distributions for the named executive officers under our executive deferred compensation plan, or Executive Plan. Cash compensation voluntarily deferred by the executive under the Executive Plan is invested in IDEXX common stock. For a description of the other material features of the Executive Plan, see “Executive Deferred Compensation Plan” below.

Aggregate
	Executive	Registrant	Aggregate	Aggregate	Balance at
	Contribution	Contributions	Earnings in	Withdrawals/	December 31,
	in 2007	in 2007	2007	Distributions	2007
Jonathan W. Ayers	$—	$—	$561,477	$—	$1,734,427
William C. Wallen, PhD	—	—	—	—	—
Merilee Raines	—	—	—	—	—
Conan R. Deady	—	—	—	—	—
Thomas J. Dupree	—	—	—	—	—
Executive Deferred Compensation Plan
     Under the company’s Executive Plan, officers of the company can elect to defer up to 100% of their annual bonus into an account deemed to be invested in a particular hypothetical investment. As of this date, the only hypothetical investment available under the Executive Plan is IDEXX common stock. Therefore, each participating officer’s investment account is denominated as a number of DSUs, equal to the compensation deferred into such account divided by the closing sale price of a share of our common stock on the date of the applicable deferral. Investment accounts are not subject to any interest or other investment returns, other than returns produced by fluctuations in the price of a share of IDEXX common stock affecting the value of the DSUs in the account. The DSUs are fully vested and nonforfeitable, since they represent compensation already earned and voluntarily deferred. Upon distribution, an officer receives a number of shares of IDEXX common stock equal to the number of DSUs in his or her account. DSUs are issued under the stockholder-approved 2003 Plan. DSUs count toward the executive’s stock ownership in determining compliance with the executive stock ownership guidelines.
     An officer can elect to receive his or her distribution in either a lump sum amount or in a fixed schedule. However, except upon a change in control or in the event of an unforeseeable emergency (as defined in the Executive Plan), an officer cannot receive shares of IDEXX common stock equal to the number of DSUs in his or her account sooner than one year following termination of his or her employment with the company for any reason.
     Upon a change in control of the company (as defined in the Executive Plan), any applicable deferral limitations or other restrictions on each officer’s investment account will lapse and the shares of IDEXX common stock distributed from such accounts will be deemed to have been outstanding immediately prior to the change in control.
Employment Agreements
     In connection with the hiring of Mr. Ayers as president, chief executive officer and chairman of IDEXX, the company granted Mr. Ayers options to purchase 900,000 shares of IDEXX common stock and entered into an agreement with Mr. Ayers that provided for a target bonus equal to 100% of his base salary, with actual bonus dependent on the achievement of personal and corporate goals. Mr. Ayers’s base salary for 2008 is $700,000. Under the agreement with Mr. Ayers, if Mr. Ayers’s employment is terminated at any time by the company other than for cause (except within two years following a change in control), the company will pay Mr. Ayers his base salary and continue to provide him with benefits (medical, dental and life insurance) for two years following such termination. In addition, his stock options and RSUs will continue to vest in accordance with their terms during such two-year period. Under Mr. Ayers’s employment agreement, “cause” is defined as willful, material misconduct, gross negligence in the performance of his duties, or breach of either his invention and non-disclosure agreement or non-compete agreement with the company. If Mr. Ayers’s employment is terminated by the company other than for cause or by Mr. Ayers for good reason (each as defined in his change in control agreement as described on page 31) within two years following a change in control, he will receive the payments and benefits described under “Change in Control Agreements” on page 31.
     William C. Wallen, PhD, joined the company in September 2003 as senior vice president and chief scientific officer. In connection with his hiring, the company granted Dr. Wallen options to purchase 220,000 shares of common stock and entered into an agreement that provided for a target bonus equal to 70% of his base salary, with actual bonus dependent on the achievement of personal and corporate goals. Dr. Wallen’s base salary for 2008 is $375,000. Under this agreement, if Dr. Wallen’s employment is terminated at any time by the company other than for cause (except within two years following a change in control), the company will pay Dr. Wallen his base salary and continue to provide him with benefits (medical, dental and life insurance) for two years following such termination. Under Dr. Wallen’s employment agreement, “cause” is defined as willful, material misconduct, gross negligence in the performance of his duties, or breach of either his invention and non-disclosure agreement or non-compete agreement with the company. If Dr. Wallen’s employment is terminated by the company other than for cause or by Dr. Wallen for good reason (each as defined in his change in control agreement as described on page 31) within two years following a change in control, he will receive the payments and benefits described under “Change in Control Agreements” on page 31.
     Except for the change in control agreements described below, the company does not have any agreements with any other executive officers providing for the payment of severance benefits to such officers upon a termination of employment with the company for any reason.
     The following table describes potential payments to Mr. Ayers and Dr. Wallen under the employment agreements described above, assuming each of them was terminated without cause on December 31, 2007. The actual amounts to be paid out can only be determined in the event of and at the time of such executive’s actual termination.
Potential Termination Payments

			Accelerated
			Vesting of
			Equity
	Salary (1)	Benefits (1)	Awards(2)	Total
Jonathan W. Ayers	$1,300,000	$30,312	$5,739,902	$7,070,214
William C. Wallen, PhD	730,000	30,509	—	760,509

(1)	The executive’s salary and benefits will be paid by the company. Salary and benefits are calculated by multiplying by two the salary and benefits in effect on December 31, 2007.

(2)	Mr. Ayers’s stock options and RSUs would continue to vest in accordance with their terms for two years following termination. Represents the intrinsic value of accelerated equity awards (stock options and RSUs) that would vest in the event of a termination without cause, calculated based on the exercise price of the underlying awards and the closing sale price of the company’s common stock as of December 31, 2007.

Change in Control Agreements
     As of January 1, 2007, the Company entered into new executive employment agreements (the “change in control agreements”) with its then current executive officers providing for the company to make certain payments and provide certain benefits to the executive officers upon a qualifying termination of employment that follows a change in control of the company, as described further below. The change in control agreements supersede similar agreements previously entered into by the company and its executive officers. The company also entered into change in control agreements with two new executive officers during 2007. The change in control agreements for all of the executive officers are identical except as described below. For a further discussion of the company’s reasons for having change in control agreements, refer to the discussion of change in control agreements in the Compensation Discussion and Analysis on page 23.
     The change in control agreements become effective upon a change in control of the company, which will occur generally upon (a) the acquisition by any person of 30% or more of the shares of common stock or combined voting power of the company’s outstanding securities, (b) a change in the composition of the company’s board of directors over a 24-month period such that a majority of the board no longer consists of incumbent directors or directors nominated or elected by incumbent directors, (c) a reorganization, merger, consolidation, or sale or other disposition of all or substantially all of the assets of the company where the stockholders of the company immediately prior to such transaction cease to own a majority of the outstanding shares of common stock and the combined voting power of the company’s outstanding voting securities in substantially the same proportion as their ownership immediately prior to the transaction, or (d) approval by the stockholders of a complete liquidation or dissolution of the company or sale of substantially all of the assets of the company.
     Following a change in control, the company may not generally reduce an executive officer’s base salary or target bonus, or the aggregate benefits to which the executive officer is entitled under incentive plans and welfare benefit plans, below the level to which the executive officer was entitled prior to the change in control.
     For a period of two years following a change in control, if the employment of an executive officer is terminated by the company without cause, as defined below, or by the executive officer for good reason, as defined below, then the company shall provide the following payments and benefits to the executive officer: (1) a prorated payment of the executive officer’s target bonus for the portion of the year of termination prior to the date of termination, (2) an amount equal to two times (three times in the case of Mr. Ayers) the sum of the executive officer’s base salary plus the average bonus received by the executive officer for the three full fiscal years preceding the change in control, and (3) the continuation of life insurance, disability insurance, medical and dental coverage, and other benefits for a period of two years (three years in the case of Mr. Ayers) following the date of termination.
     Upon a change in control, each outstanding stock option, restricted stock unit, or other equity award, each of which is referred to as an equity award, held by an executive officer shall become immediately exercisable or vested as to 25% of the number of shares as to which such equity award otherwise would not then be exercisable or vested. Following a termination of the executive officer’s employment by the company within two years following a change in control other than for cause or by the executive officer other than for good reason, all equity awards held by the executive officer shall become fully exercisable and vested.
     Under the change in control agreements, “cause” is defined as the willful failure of the executive to substantially perform the executive’s duties with the company, or the willful engaging by the executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the company. Under the change in control agreements, “good reason” is defined as (a) any material diminution in the executive officer’s duties or responsibilities, (b) any reduction in the executive officer’s base salary or target bonus, or the aggregate benefits to which the executive officer is entitled under incentive plans and welfare benefit plans, below the level to which the executive officer was entitled prior to the change in control, (c) a reduction in vacation benefits, (d) relocation or a requirement of substantially greater travel, or (e) certain breaches by the company of the change in control agreement. Under the change in control agreements with Messrs. Ayers, Wallen and Deady and Ms. Raines, if any of such executive officers does not hold the same position with the entity surviving any change in control, then good reason shall be deemed to exist.
     If payments to an executive officer under their change in control agreement cause the executive officer to be subject to an excise tax under Section 4999 of the Code, the company will pay the officer an additional amount that would, net of any taxes or penalties (including excise taxes) on such additional amount, allow the executive officer to retain the amount he or she would have received had he or she not been subject to the excise tax under Section 4999. However, if the payments to the executive officer are no more than 110% of the maximum amount of payments that the executive officer could receive under the change in control agreement without becoming subject to the excise tax, then no “gross-up” payment will be made and the payments to the executive officer shall be reduced to such maximum amount.
     The change in control agreements have an initial term expiring on September 30, 2008. Commencing on October 1, 2008 and on each anniversary of such date (each of such dates is referred to as a “renewal date”), each of the change in control agreements shall automatically renew for a period of one year, unless the company shall have provided notice to the executive officer within 120 days prior to the renewal date indicating that the change in control agreement will not be extended.
     The change in control agreements do not supersede the standard non-compete agreements and invention and non-disclosure agreements between each executive and the company. The non-compete agreements provide that for a period of two years after voluntary termination by the executive or termination by the company with or without cause, the executive may not engage in any business enterprise which competes with the company or recruit, solicit or induce any employee of the company to terminate their employment with the company. The invention and non-disclosure agreements include standard provisions that all developments made or conceived by the executive during his or her employment by the company shall be the sole property of the company and that the executive will not disclose or use for his or her own benefit or the benefit of others the company’s proprietary information.
     The following table describes potential payments to each of our named executive officers under the change in control agreements described above. The table assumes a change in control occurred and the officer’s employment was terminated by the company without cause or by the officer for good reason on December 31, 2007. The actual amounts to be paid out can only be determined in the event of and at the time of such executive’s termination.
Potential Change in Control Payments

						Accelerated
		Multiple of				Vesting of	Excise
		Average	Pro-rated	Benefits		Equity	Tax
	Salary(1)	Bonus (1)	Bonus (1)	(1)	Outplacement	Awards (3)	Gross-Up	Total
Jonathan W. Ayers (2)	$1,950,000	$1,877,500	$650,000	$45,468	$25,000	$8,791,428	$2,834,950	$16,174,346
William C. Wallen, PhD	730,000	443,333	255,500	30,509	25,000	2,691,028	—	4,175,370
Merilee Raines	580,000	364,667	174,000	9,927	25,000	1,897,102	—	3,050,696
Conan R. Deady	520,000	315,333	156,000	30,439	25,000	1,672,559	—	2,719,331
Thomas J. Dupree	450,000	195,333	135,000	26,447	25,000	1,198,502	435,886	2,466,168

(1)	Salary and bonus payments shall be paid in a lump sum within 30 days of the date of termination. Benefits shall be paid by the company over the period stated in note (2).

(2)	Amounts for Mr. Ayers are three times his salary, three times his average annual bonus for the prior three years, and payment of benefits for three years. The amounts for all other executive officers represent two years of such payments and benefits.

(3)	Represents the intrinsic value of accelerated equity awards (stock options and RSUs), calculated based on the exercise price of the underlying awards and the closing sale price of the company’s common stock as of December 31, 2007.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
     The audit committee oversees the company’s financial reporting process, internal controls, and audit functions on behalf of the board of directors and operates under a written charter adopted by the board. The members of the audit committee are independent directors, as defined by its charter and the rules of the NASDAQ Global Market.
     Management is responsible for the financial statements and the reporting process, including the system of internal controls. PricewaterhouseCoopers LLP, or PwC, the company’s independent registered public accounting firm, is responsible for expressing an opinion as to whether these financial statements are presented fairly, in all material respects, in conformity with accounting principles generally accepted in the United States of America. In addition, PwC will express its own opinion on the effectiveness of the company’s internal control over financial reporting.
     In performing its oversight responsibilities, the audit committee reviewed and discussed with management and PwC the audited consolidated financial statements of the company as of and for the year ended December 31, 2007, management’s assessment of the effectiveness of the company’s internal control over financial reporting, and PwC’s evaluation of the company’s internal control over financial reporting. The audit committee also discussed with PwC their judgment as to the quality, not just the acceptability, of the company’s accounting principles and such other matters as are required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, Communication with Audit Committees.
     In addition, the audit committee has discussed with the independent auditors the auditors’ independence from management and the company, including the matters in the written disclosures and letter from the independent auditors to the audit committee required by Independence Standard Boards Standards No. 1, as amended, Independent Discussions with Audit Committees. The audit committee also has considered whether the provision of nonaudit related services by the independent auditors is compatible with maintaining the independent auditors’ independence.
     Based on the reviews, discussions and representations from management referred to above, the audit committee recommended to the board of directors (and the board has approved) that the audited financial statements be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the Securities and Exchange Commission.
     By the audit committee of the board of directors,

Brian P. McKeon, Chairman
Errol B. De Souza, PhD
Barry C. Johnson, PhD

REQUIREMENTS, INCLUDING DEADLINES, FOR SUBMISSION OF PROXY
PROPOSALS, NOMINATION OF DIRECTORS AND OTHER BUSINESS OF STOCKHOLDERS
     Stockholder proposals submitted pursuant to Rule 14a-8 under the SEC rules for inclusion in our proxy materials for our 2009 annual meeting of stockholders must be received by our corporate secretary at the address written in the next paragraph, by November 28, 2008. The deadline to submit a proposal for inclusion in our proxy materials for the 2008 annual meeting has passed.
     Our amended and restated bylaws also establish an advance notice procedure that a stockholder must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting of stockholders outside of the process under Rule 14a-8 described above. These procedures provide that nominations for director and/or an item of business to be introduced at an annual meeting of stockholders must be submitted in writing to the corporate secretary of IDEXX at One IDEXX Drive, Westbrook, Maine 04092. Our amended and restated bylaws provide that stockholder proposals must include certain information regarding the nominee for director and/or the item of business. We must receive the notice of your intention to introduce a nomination or proposed item of business, and all supporting information, at our 2009 annual meeting no later than February 25, 2009 or 60 days before the 2009 annual meeting of stockholders, whichever is later. If you fail to provide timely notice of a proposal to be presented at the 2009 annual meeting, the proxies designated by the board of directors will have discretionary authority to vote on any such proposal that may come before the meeting.
OTHER MATTERS
     The board of directors knows of no other matters to be presented for stockholder action at the annual meeting. If, however, other matters do properly come before the annual meeting or any adjournments or postponements thereof, the board intends that the persons named in the proxies will vote upon such matters in accordance with their best judgment.
     The board of directors hopes that you will attend the annual meeting. Whether or not you plan to attend the annual meeting, you are urged to complete, date, sign and return the enclosed proxy in the accompanying envelope, or vote via the Internet or by telephone at your earliest convenience. If you attend the annual meeting, you can still vote your stock personally even though you may have already sent in your proxy.

By order of the board of directors,

Conan R. Deady, Secretary
March 27, 2008

Appendix A
IDEXX LABORATORIES, INC.
2008 INCENTIVE COMPENSATION PLAN
     IDEXX Laboratories, Inc. (the “Company”), a Delaware corporation, hereby establishes and adopts the following 2008 Incentive Compensation Plan (the “Plan”) to provide incentive awards that are intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended.
1. PURPOSES OF THE PLAN
     The purposes of the Plan are to advance the interests of the Company and its shareholders and assist the Company in attracting and retaining executive officers of the Company and its Subsidiaries who, because of the extent of their responsibilities can make significant contributions to the Company’s success by their ability, industry, loyalty and exceptional services, by providing incentives and financial rewards to such executive officers.
2. DEFINITIONS
     2.1. “Award” shall mean the amount of the Incentive Award paid to a Participant pursuant to the Plan.
     2.2. “Board” shall mean the board of directors of the Company.
     2.3. “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.
     2.4. “Committee” shall mean the Compensation Committee of the Board or any subcommittee thereof formed by the Compensation Committee to act as the Committee hereunder. For purposes of satisfying the requirements of Section 162(m) of the Code and the regulations thereunder, the Committee is intended to consist solely of “outside directors” as such term is defined in Section 162(m) of the Code.
     2.5 “Disability” means any physical or mental condition of a Participant that in the opinion of the Committee renders the Participant incapable of continuing to be an employee of the Company and its Subsidiaries.
     2.6. “Incentive Award” shall mean an amount equal to 0.75%, in the case of the Company’s Chief Executive Officer and 0.25%, in the case of each other Participant, of the Company’s Operating Income for each full calendar year in the Performance Period (proportionately adjusted for any portion of the Performance Period that is less than a full calendar year).
     2.7. “Operating Income” shall mean the Company’s consolidated operating income determined in accordance with generally accepted accounting principles in the United States and as reported in the Company’s income statement included in the Company’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission covering the applicable Performance Period. Operating income may be adjusted by the Committee to eliminate the effects of differences between actual foreign currency exchange rates in the applicable Performance Period and currency exchange rates budgeted for such period, and to eliminate the effects of discrete items. Discrete items may include, without limitation, acquisition integration expenses, restructuring charges, acquisition purchase accounting adjustments, acquisition-related transaction costs, adjustments to finalized pre-acquisition contingencies, litigation-related expenses and payments, gains and losses on the disposition of assets, and non-cash write-downs.
     2.8. “Participant” shall mean the Company’s Chief Executive Officer and each other executive officer of the Company selected by the Committee pursuant to Section 4.1 to participate in this Plan.
     2.9. “Performance Period” shall mean the Company’s fiscal year or such other period that the Committee, in its sole discretion, may establish, provided no Performance Period shall be more than five years in length.
     2.10. “Subsidiary” shall mean any corporation, partnership or other organization of which the Company owns or controls, directly or indirectly, not less than 50% of the total combined voting power of all classes of stock or other equity interests.

3. ELIGIBILITY AND ADMINISTRATION
     3.1. Eligibility. The individuals eligible to participate in the Plan shall be the Company’s Chief Executive Officer and any other executive officer of the Company or a Subsidiary selected by the Committee to participate in the Plan (each, a “Participant”).
     3.2. Administration. (a) The Plan shall be administered by the Committee. The Committee shall have full power and authority, subject to the provisions of the Plan and subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board, to: (i) select the Participants to whom Incentive Awards may from time to time be granted hereunder; (ii) determine the terms and conditions, not inconsistent with the provisions of the Plan, of each Incentive Award, including the length of the Performance Period; (iii) certify the calculation of Operating Income and the amount of the Incentive Award payable to each Participant in respect of each Performance Period; (iv) determine the time when Incentive Awards will be paid; (v) in connection with the determination of the amount of each Award, determine whether and to what extent the Incentive Award shall be reduced based on such factors as the Committee deems appropriate in its discretion; (vi) determine whether payment of Awards may be deferred by Participants; (vii) interpret and administer the Plan and any instrument or agreement entered into in connection with the Plan; (viii) correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Incentive Award in the manner and to the extent that the Committee shall deem desirable to carry it into effect; (ix) establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (ix) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan.
     (b) Decisions of the Committee shall be final, conclusive and binding on all persons or entities, including the Company, any Subsidiary, any Participant and any person claiming any benefit or right under an Incentive Award or under the Plan.
     (c) To the extent not inconsistent with applicable law or the rules and regulations of the NASDAQ Stock Market (or such other principal securities market on which the Company’s securities are listed or qualified for trading), including the applicable provisions of Section 162(m) of the Code, the Committee may delegate to one or more officers of the Company or a committee of officers the authority to take actions on its behalf pursuant to the Plan.
4. INCENTIVE AWARDS
     4.1. Performance Period; Participants. Not later than the earlier of (i) 90 days after the commencement of each fiscal year of the Company and (ii) the expiration of 25% of the Performance Period, the Committee shall, in writing, designate one or more Performance Periods, specify any adjustments to Operating Income for the Performance Period, and determine the Participants for each Performance Period.
     4.2. Certification. At such time as it shall determine appropriate following the conclusion of each Performance Period, the Committee shall certify, in writing, the amount of the Incentive Award for each Participant for such Performance Period.
     4.3. Payment of Incentive Awards. The amount of the Incentive Award actually paid to a Participant shall be determined by the Committee in its sole discretion based on such factors as it deems appropriate, provided that the actual Award shall not exceed the Incentive Award with respect to such Participant. The Award amount determined by the Committee for a Performance Period shall be paid in cash or, to the extent provided in such plan, share-based awards under a shareholder-approved stock plan of the Company. Payment to each Participant shall be made no later than the fifteenth day of the third month following the end of the fiscal year of the Company in which the applicable Performance Period ends, unless payment is deferred pursuant to a plan or arrangement satisfying the requirements of Section 409A of the Code.
     4.4. Commencement or Termination of Employment. Without intending to limit the generality of Section 4.3 or the date for payment of Incentive Awards stated therein, if a person becomes a Participant during a Performance Period (whether through promotion or commencement of employment) or if a person who otherwise would have been a Participant dies, retires or is Disabled, or if the person’s employment is otherwise terminated, during a Performance Period (except for cause, as determined by the Committee in its sole discretion), the Incentive Award payable to such a Participant may, in the discretion of the Committee, be reduced, including without limitation a proportionate reduction, based on the period of actual employment during the applicable Performance Period.

5. MISCELLANEOUS
     5.1. Amendment and Termination of the Plan. The Board may, from time to time, alter, amend, suspend or terminate the Plan as it shall deem advisable, subject to any requirement for shareholder approval imposed by applicable law, including Section 162(m) of the Code, or by the NASDAQ Stock Market (or such other principal securities market on which the Company’s securities are listed or qualified for trading). No amendments to, or termination of, the Plan shall in any way impair the rights of a Participant under any Incentive Award previously granted without such Participant’s consent.
     5.2. Section 162(m) of the Code. Unless otherwise determined by the Committee, the provisions of this Plan shall be administered and interpreted in accordance with Section 162(m) of the Code to ensure the deductibility by the Company of the payment of Incentive Awards.
     5.3. Tax Withholding. The Company or a Subsidiary shall have the right to make all payments or distributions pursuant to the Plan to a Participant, net of any applicable federal, state and local taxes required to be paid or withheld. The Company or a Subsidiary shall have the right to withhold from wages, Awards or other amounts otherwise payable to such Participant such withholding taxes as may be required by law, or to otherwise require the Participant to pay such withholding taxes. If the Participant shall fail to make such tax payments as are required, the Company or a Subsidiary shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Participant or to take such other action as may be necessary to satisfy such withholding obligations.
     5.4. Right of Discharge Reserved; Claims to Incentive Awards. Nothing in this Plan shall provide any Participant a right to receive any Incentive Award or payment under the Plan with respect to a Performance Period. Nothing in the Plan nor the grant of an Incentive Award hereunder shall confer upon any Participant the right to continue in the employment of the Company or a Subsidiary or affect any right that the Company or a Subsidiary may have to terminate the employment of (or to demote or to exclude from future Incentive Awards under the Plan) any such Participant at any time for any reason. Except as specifically provided by the Committee, the Company shall not be liable for the loss of existing or potential profit from an Incentive Award granted in the event of the termination of employment of any Participant. No Participant shall have any claim to be granted any Incentive Award under the Plan, and there is no obligation for uniformity of treatment of Participants under the Plan.
     5.5. Nature of Payments. All Incentive Awards made pursuant to the Plan are in consideration of services performed or to be performed for the Company or a Subsidiary, division or business unit of the Company. Any income or gain realized pursuant to Incentive Awards under the Plan constitute a special incentive payment to the Participant and shall not be taken into account, to the extent permissible under applicable law, as compensation for purposes of any of the employee benefit plans of the Company or a Subsidiary except as may be determined by the Committee or by the Board or board of directors of the applicable Subsidiary.
     5.6. Other Plans. Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.
     5.7. Severability. If any provision of the Plan shall be held unlawful or otherwise invalid or unenforceable in whole or in part by a court of competent jurisdiction, such provision shall (a) be deemed limited to the extent that such court of competent jurisdiction deems it lawful, valid and/or enforceable and as so limited shall remain in full force and effect, and (b) not affect any other provision of the Plan or part thereof, each of which shall remain in full force and effect. If the making of any payment or the provision of any other benefit required under the Plan shall be held unlawful or otherwise invalid or unenforceable by a court of competent jurisdiction, such unlawfulness, invalidity or unenforceability shall not prevent any other payment or benefit from being made or provided under the Plan, and if the making of any payment in full or the provision of any other benefit required under the Plan in full would be unlawful or otherwise invalid or unenforceable, then such unlawfulness, invalidity or unenforceability shall not prevent such payment or benefit from being made or provided in part, to the extent that it would not be unlawful, invalid or unenforceable, and the maximum payment or benefit that would not be unlawful, invalid or unenforceable shall be made or provided under the Plan.
     5.8. Construction. As used in the Plan, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

     5.9. Unfunded Status of the Plan. The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company.
     5.10. Governing Law. The Plan and all determinations made and actions taken thereunder, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware, without reference to principles of conflict of laws that might result in the application of the laws of another jurisdiction, and shall be construed accordingly.
     5.11. Effective Date of Plan. The Plan shall be effective on the date of the approval of the Plan by the holders of the then outstanding securities of the Company entitled to vote generally in the election of directors. The Plan shall be null and void and of no effect if the foregoing condition is not fulfilled.
     5.12. Captions. The captions in the Plan are for convenience of reference only, and are not intended to narrow, limit or affect the substance or interpretation of the provisions contained herein.

ANNUAL MEETING OF STOCKHOLDERS OF
IDEXX LABORATORIES, INC.
May 7, 2008

PROXY VOTING INSTRUCTIONS

MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible.
- or -
TELEPHONE- Call toll-free 1-800-PROXIES
(1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.
- OR -
INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

COMPANY NUMBER
ACCOUNT NUMBER

You may enter your voting instructions at 1-800-PROXIES (1-800-776-9437) or www.voteproxy.com up until 11:59 Eastern Time the day before the cut-off or meeting date.
â  Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.   â
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THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S).
IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1, 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	Election of Directors. To elect three Class II directors for three-year						FOR	AGAINST	ABSTAIN
	terms (Proposal One);				2.	Adoption of IDEXX Laboratories, Inc. 2008 Incentive Compensation Plan. To approve and adopt the IDEXX Laboratories, Inc. 2008 Incentive Compensation Plan (Proposal Two);	☐	☐	☐

NOMINEES:
☐	FOR ALL NOMINEES	¡	Thomas Craig
		¡	Errol B. DeSouza, PhD
☐ ☐	WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	¡	Rebecca M. Henderson, PhD		3.
Ratification of Appointment of Independent Registered Public Accounting Firm. To ratify the selection by the audit committee of the board of directors of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the current fiscal year (Proposal Three); and
							☐	☐	☐

					4.	Other Business. To conduct such other business as may properly come before the Annual Meeting

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
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IDEXX LABORATORIES, INC.
Proxy for Annual Meeting of Stockholders
To Be Held on May 7, 2008
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY
     The undersigned, revoking all prior proxies, hereby appoint(s) Jonathan W. Ayers, William T. End and Conan R. Deady, and each of them, with full power of substitution, as proxies to represent and vote, as designated herein, all shares of Common Stock of IDEXX Laboratories, Inc. (the “Company”) which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at the Portland Marriott Hotel, 200 Sable Oaks Drive, South Portland, Maine, on Wednesday, May 7, 2008 at 10:00 a.m., local time, and at any adjournment thereof.
     In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment thereof.
(Continued and to be signed on the reverse side)

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